Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. OMITTED INFORMATION HAS BEEN REPLACED WITH “[***]”

Execution Version

Confidential

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

FOX SOCCER HOLDING COMPANY LLC,

a Delaware limited liability company

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY UNITS AND ISSUED PURSUANT TO THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED with THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES ACTS OR LAWS OF ANY STATE. THE SALE OR OTHER DISPOSITION OF SUCH UNITS IS RESTRICTED AS STATED IN THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AND IN ANY EVENT IS PROHIBITED UNLESS THE LIMITED LIABILITY COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO IT AND ITS COUNSEL THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES ACTS AND LAWS IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS. BY ACQUIRING UNITS ISSUED PURSUANT TO THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, EACH MEMBER REPRESENTS THAT IT WILL NOT SELL OR OTHERWISE DISPOSE OF ITS UNITS WITHOUT COMPLYING WITH THE PROVISIONS OF THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT AND REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID ACTS AND THE RULES AND REGULATIONS ISSUED THEREUNDER.

Exhibits:

Exhibit A:	Information Exhibit
Exhibit B:	Glossary of Terms
Exhibit C:	Certificate of Formation
Exhibit D:	Regulatory Allocations Exhibit
Exhibit E:	Indemnification Exhibit
Exhibit F:	Dispute Resolution Exhibit

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

FOX SOCCER HOLDING COMPANY LLC,

a Delaware limited liability company

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT is made and entered into by and among the Persons whose names and addresses are listed on the Information Exhibit attached hereto as Exhibit A. Unless otherwise indicated, capitalized words and phrases in this Agreement shall have the meanings set forth in the Glossary of Terms attached hereto as Exhibit B.

RECITALS:

A. On August 4, 2026, Nomadar Corp., a Delaware corporation (“Nomadar”), formed Fox Soccer Holding Company LLC, a Delaware limited liability company (the “LLC”), pursuant to the Act upon the filing of the Certificate of Formation of the LLC with the Secretary of State of the State of Delaware, a copy of which is attached hereto as Exhibit C, and the execution of the Limited Liability Company Agreement of the LLC dated as of August 4, 2026 (the “Initial LLC Agreement”).

B. Immediately prior to the consummation of the transactions set forth in that certain Equity Purchase Agreement, dated as of [________], 2026 (the “Purchase Agreement”), by and among Nomadar, the LLC, Fox Soccer Academy LLC, a New York limited liability company (“Fox NY”), Fox Sports Academy of the Carolinas LLC, a North Carolina limited liability company (“Fox NC”), Fox Soccer Academy LTD, a private company limited by shares organized under the laws of the United Kingdom (“Fox UK”), Fox Soccer Academy Austria, an Austrian verein (“Fox Austria,” and together with Fox NY, Fox NC and Fox UK, the “Companies,” and each, a “Company”), Raluca Gold-Fuchs, an individual domiciled in the United Kingdom (“Gold-Fuchs”), Christian Fuchs, an individual domiciled in the United Kingdom (“Fuchs”), Chad Metzler, an individual domiciled in North Carolina (“Metzler”), Anthony James Cozzone Jr., an individual domiciled in North Carolina (“Cozzone”), Martin Conway, an individual domiciled in North Carolina (“Conway”), Eugene Luther Ray, an individual domiciled in North Carolina (“Ray,” and, together with Gold-Fuchs, Fuchs, Metzler, Cozzone and Conway, the “Sellers,” and each, a “Seller”), and Raluca Gold-Fuchs, an individual domiciled in the United Kingdom, solely in her capacity as agent of the Sellers (the “Sellers’ Agent”), the Sellers held, collectively, 100% of the issued and outstanding equity interests of the Companies (the “Company Interests”).

C. In accordance with the Purchase Agreement, on [________], 2026, the Sellers sold, transferred and conveyed to the Purchaser, and the Purchaser purchased from the Sellers, the Company Interests, other than the Contributed Interests (as defined below).

D. Immediately following the acquisition of the Company Interests, other than the Contributed Interests, in accordance with the Purchase Agreement, the Sellers contributed to the Purchaser (the “Seller Contribution”) such number of the Company Interests, that, together as of the closing of the transactions contemplated by the Purchase Agreement, represented a value equal to 49% of the Company Interests (the “Contributed Interests”) in exchange for newly issued equity interests of the Purchaser in lieu of receiving cash consideration or shares of Nomadar.

E. The Seller Contribution and the issuance of Class B Units in exchange therefor are intended to qualify as a contribution described in Code Section 721(a).

F. Substantially simultaneously with the closing of the transactions contemplated by the Purchase Agreement, including, without limitation, the Seller Contribution, Nomadar, the LLC and the Sellers intend to amend and restate the Initial LLC Agreement, and the parties hereto wish to enter into this Agreement, in each case for the purposes of, among other things, (1) creating multiple classes of Units, (2) admitting the Sellers as Members of the LLC, (3) updating the Information Exhibit to give effect to issuance of the Purchaser Interests as contemplated by the Purchase Agreement, and (4) setting forth the provisions regarding the governance and management of the LLC.

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NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree that the Initial LLC Agreement is amended and restated in its entirety to read as follows:

Article I

FORMATION

Section 1.1 Formation; General Terms; Effective Date. The LLC was formed upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware by an “authorized person” of the LLC within the meaning of the Act (such filing being hereby approved and ratified in all respects), a copy of which is attached hereto as Exhibit C, and the execution of the Initial LLC Agreement. Each Person listed on the attached Information Exhibit shall automatically continue or be admitted as a Member of the LLC, as applicable, upon his, her or its execution of this Agreement. This Agreement shall be effective immediately upon the closing of the transactions contemplated by the Purchase Agreement (the “Effective Date”). The rights and obligations of the Members and the terms and conditions of the LLC shall be governed by the Act and this Agreement, including all the Exhibits to this Agreement. To the extent the Act and this Agreement are inconsistent with respect to any subject matter covered in this Agreement, this Agreement shall govern to the fullest extent permitted by Law.

The Board shall cause to be executed and filed on behalf of the LLC all other instruments or documents, and shall do or cause to be done all such filing, recording or other acts, as may be necessary or appropriate from time to time to comply with the requirements of law for the continuation and operation of a limited liability company in Delaware and in the other states and jurisdictions in which the LLC shall transact business.

Section 1.2 Name. The name of the LLC shall be “Fox Soccer Holding Company LLC.” The name of the LLC shall be the exclusive property of the LLC, and no Member shall have any commercial rights in the LLC’s name or any derivation thereof, even if the name contains such Member’s own name or a derivation thereof. The LLC’s name may be changed only by an amendment to the Certificate of Formation adopted by the Board.

Section 1.3 Purposes. The purposes of the LLC shall be (a) engaging in any lawful business permitted by the Act, and (b) conducting such other activities as may be necessary or incidental to the foregoing, all on the terms and conditions and subject to the limitations set forth in this Agreement (collectively, the “Business”).

Section 1.4 Registered Agent; Registered Office. The LLC’s registered agent and registered office are set forth in the Certificate of Formation and may be changed from time to time by the Board pursuant to the provisions of the Act.

Section 1.5 Commencement and Term. The LLC commenced at the time of the filing of the Certificate of Formation and shall continue until it is dissolved, its affairs are wound up and the LLC is terminated in accordance with the Act.

Section 1.6 Tax Classification. The LLC shall be classified as a partnership for U.S. federal income tax purposes effective as of the Effective Date, and neither the LLC nor any Member shall make or cause to be made any election or filing inconsistent with such classification.

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Article II

CAPITAL ACCOUNTS; CLASS A CAPITAL; CLASS B CAPITAL; UNITS

Section 2.1 Initial Capital Contributions; Class A Capital; Class B Capital; Capital Accounts.

(a) Upon the execution of this Agreement and on the Effective Date, in exchange for the payment of the applicable portion of the Purchase Price (as defined in the Purchase Agreement), Nomadar is hereby admitted as a Member and shall be deemed to have made, in cash as of the Effective Date, the Capital Contribution set forth on the Information Exhibit opposite its name under the heading “Initial Capital Contribution.” As of the Effective Date, in exchange for its Capital Contribution deemed to have been made in cash, Nomadar shall receive a Class A Capital amount equal to its deemed cash Capital Contribution, plus one Class A Unit for each $1.00 of Capital Contribution deemed made in cash.

(b) Upon the execution of this Agreement and on the Effective Date, each Seller Member is hereby admitted as a Member and shall be deemed to have made, in noncash assets as of the Effective Date, the Capital Contribution set forth on the Information Exhibit opposite his, her or its name under the heading “Initial Capital Contribution.” As of the Effective Date, in exchange for his, her or its deemed Capital Contribution, each Seller Member shall receive a Class B Capital amount equal to his, her or its deemed Capital Contribution, plus one Class B Unit for each $1.00 of Capital Contribution deemed made. For purposes of determining the dollar amount of each Capital Contribution deemed made by the Seller Members, the LLC and each Seller Member hereby agree that the Agreed Value of such Capital Contribution is as set forth on the Information Exhibit opposite each applicable Seller Member’s name under the heading “Initial Capital Contribution.”

(c) Each Member’s aggregate Class A Capital, Class A Units, Class B Capital, Class B Units and initial Capital Account (determined consistently with Treasury Regulation Section 1.704-1(b)(2)(iv)) shall be reflected opposite such Member’s name on the Information Exhibit, and the Board shall update the Information Exhibit from time to time to reflect all Capital Contributions, all issuances of Units and the admission of additional Members. In the event of a default by any Member to make any Capital Contribution required by this Agreement, the LLC shall have all the rights and remedies provided by applicable law.

(d) At no time shall the LLC have such number of Members as would require the LLC to register as an investment company pursuant to the terms of the Investment Company Act of 1940, as amended.

Section 2.2 Authority to Issue Additional Securities. The Board may from time to time, only with the consent of the holders of at least a majority of Class A Units then outstanding and the holders of at least a majority of Class B Units then outstanding, authorize and create and cause the LLC to issue additional Units or classes of Units or Interests (including, without limitation, additional Class A Units and/or Class B Units), secured or unsecured debt obligations of the LLC, debt obligations of the LLC convertible into Interests, options or warrants to purchase Interests, or any combination of the foregoing with such terms and conditions and in exchange for such cash or other property as it may determine, and in connection therewith shall have authority to amend this Agreement subject to Section 10.4; provided, however, that no Member shall have any obligation to contribute capital to the LLC except as set forth in Section 2.1.

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Section 2.3 Liability of Members. Except as otherwise provided by the Act, the debts, obligations and liabilities of the LLC, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the LLC, and no Member shall be obligated personally for any such debt, obligation or liability of the LLC solely by reason of being a member of the LLC, and no Member shall be required to guarantee the liabilities of the LLC. Except as set forth in Section 2.1, no Member shall be required to contribute or lend funds to the LLC. In no event shall any Member be liable with respect to, or be required to contribute capital to restore, a negative or deficit balance in such Member’s Capital Account upon the dissolution or liquidation or at any other time of either the LLC or such Member’s Interest except in the case and to the extent of a distribution made in violation of the express provisions of this Agreement.

Section 2.4 Capital Accounts; Withdrawals; Interest. Separate Capital Accounts, Class A Capital amounts and Class B Capital amounts shall be maintained for each of the Members. No Member shall be entitled to withdraw or receive any part of its Capital Account, Class A Capital amount or Class B Capital amount, or receive any distribution with respect to its Interest except as provided in this Agreement. No Member shall be entitled to receive any interest on its Capital Account, Capital Contributions, Class A Capital amount or Class B Capital amount except as provided in this Agreement. Each Member shall look solely to the assets of the LLC for any return of its Capital Contributions and distributions with respect to its Interest and, except as otherwise provided in this Agreement, shall have no right or power to demand or receive any property or cash from the LLC. No Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations, except as provided in this Agreement. The Capital Account of each Member on the Effective Date is equal to the Capital Account set forth opposite such Member’s name on the Information Exhibit.

Section 2.5 Classes of Units. Each Member shall hold an Interest. The relative rights, privileges, preferences and obligations of an Interest holder with respect to distributions, allocations, voting and other matters set forth in this Agreement shall be determined under this Agreement and the Act to the extent herein provided based upon the number and the class of Units held by such Member with respect to its Interest. Unless otherwise determined by the Board, Units and Interests shall be evidenced by this Agreement and shall not be certificated. If at any time the Board determines that Units or Interests shall be represented by certificates, the Board shall determine the form of certificate, appropriate legends and other information to be printed thereupon, appropriate procedures for the issuance, reissuance, and cancellation of such certificates, and other matters relating to such certificates. For the avoidance of doubt, fractional Units may be issued by the LLC.

The number and class of Units attributable to each Member’s Interest on the Effective Date is set forth opposite each Member’s name on the Information Exhibit. The classes of Units are as follows:

(a) Class A Units. Class A Units shall consist of those Class A Units held by the Members listed on the Information Exhibit as holding such Units, as the same may be amended from time to time as authorized hereunder. The Members holding Class A Units shall have all the rights, privileges and obligations as are specifically provided for in this Agreement for Class A Units, and as may otherwise be generally applicable to all classes of Units, unless such application is specifically limited to one or more other classes of Units. On the Effective Date, 4,600,000 Class A Units have been issued and are outstanding, and additional Class A Units may be issued pursuant to Section 2.2.

(b) Class B Units. Class B Units shall consist of those Class B Units held by the Members listed on the Information Exhibit as holding such Units, as the same may be amended from time to time as authorized hereunder. The Members holding Class B Units shall have all the rights, privileges and obligations as are specifically provided for in this Agreement for Class B Units, and as may otherwise be generally applicable to all classes of Units, unless such application is specifically limited to one or more other classes of Units; provided, however, that, except as provided in Section 2.2, the Class B Units shall have no voting rights. On the Effective Date, 4,419,607 Class B Units have been issued and are outstanding, and additional Class B Units may be issued pursuant to Section 2.2.

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Article III

DISTRIBUTIONS

Section 3.1 Withholding.

(a) In the event any federal, foreign, state or local jurisdiction requires the LLC to withhold taxes or other amounts with respect to any Member’s allocable share of Profits, taxable income or any portion thereof (including, without limitation, any withholding required under Code Section 1446(a) or any analogous provision of applicable state or local law), or with respect to distributions, each Member hereby authorizes the LLC to withhold from distributions or other amounts then due to such Member an amount necessary to satisfy the withholding responsibility and shall pay any amounts withheld to the appropriate taxing authorities. In such a case, for purposes of this Agreement, the Member for whom the LLC has paid the withholding tax shall be deemed to have received the withheld distribution or other amount due and to have paid the withholding tax directly and such Member’s share of cash distributions or other amounts due shall be reduced by a corresponding amount.

(b) If it is anticipated that, at the time of the LLC’s withholding obligation, the Member’s share of cash distributions or other amounts due is less than the amount of the withholding obligation, the Member with respect to which the withholding obligation applies shall pay to the LLC the amount of such shortfall within 30 days after notice of such shortfall is given to such Member by the LLC. In the event a Member fails to make the required payment when due hereunder, and the LLC nevertheless pays the withholding, in addition to the LLC’s remedies for breach of this Agreement, the amount paid shall be deemed a recourse loan from the LLC to such Member bearing interest at the Default Rate, and the LLC shall apply all distributions or payments that would otherwise be made to such Member toward payment of the loan and interest, which payments or distributions shall be applied first to interest and then to principal until the loan is repaid in full.

(c) For purposes of this Section 3.1, any “imputed underpayment” within the meaning of Section 6225 of the Partnership Tax Audit Rules (or any analogous amount under state, local or non-U.S. law), including, without limitation, related interest and penalties (an “Imputed Underpayment Amount”), shall be treated as a withholding tax recoverable from the Member or former Member to whom the Partnership Representative reasonably attributes it. The LLC may recover any Imputed Underpayment Amount by offset, recourse loan or indemnity from such Member or former Member or, if applicable, such Person’s transferee or assignee. Imputed Underpayment Amounts shall also include any analogous payments made or owed by any entity treated as a partnership for U.S. federal income tax purposes in which the LLC holds (or has held) a direct or indirect interest to the extent that the LLC bears the economic burden of such amounts, whether by operation of law, agreement or otherwise. Each Member’s and former Member’s obligations under this Section 3.1(c) shall survive any Transfer, redemption, withdrawal, cessation of membership, dissolution or termination of this Agreement.

(d) Upon any Transfer of Units by a Member that is not a “United States person” within the meaning of Code Section 7701(a)(30), the transferee shall withhold and remit to the IRS (or other applicable taxing authority) any amount required under Code Section 1446(f) or any analogous provision of applicable state or local law, unless the transferor provides a certificate of non-foreign status or other documentation establishing that no withholding is required. If the transferee fails to withhold the required amount, the transferee shall indemnify the LLC for any amounts the LLC is required to withhold under Code Section 1446(f)(4) or any analogous provision of applicable state or local law, together with any related interest, penalties or costs. Amounts so withheld by the LLC shall be treated as distributed to such transferee for all purposes of this Agreement.

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Section 3.2 Distributions Prior to Dissolution; Non-Cash Distributions and Non-Cash Liquidating Distributions. Prior to dissolution, Net Available Cash and Capital Transaction Proceeds, as applicable, shall be distributed to the Members in the manner set forth in Section 8.3(a). The Board may cause the LLC to make distributions to the Members in property (valued for such purpose at its fair market value determined by the Board) other than in cash in accordance with the provisions of this Article III or Section 8.3, as applicable, so long as such non-cash property is distributed among all the Members entitled to receive such distributions in proportion to the total amounts each Member is entitled to receive in respect of such distributions taking into the account the priority of distributions expressly set forth in this Agreement. Notwithstanding any provision of this Agreement, no distribution shall be made to any Member on account of its interests in the Company to the extent that such distribution would violate the Act or other applicable law.

Article IV

ALLOCATIONS

Section 4.1 Profits and Losses Except as otherwise provided in the Regulatory Allocations Exhibit, Profits (and items thereof) and Losses (and items thereof) for each Fiscal Year shall be allocated among the Members such that the ending Partially Adjusted Capital Account of each Member, immediately after giving effect to such allocations, is, as nearly as possible, equal to the amount of the distributions that would be made to such Member pursuant to Section 8.3 if: (a) the LLC were dissolved and terminated at the end of the Fiscal Year; (b) its affairs were wound up and each asset on hand at the end of the Fiscal Year were sold for cash equal to its Agreed Value; (c) all liabilities of the LLC were satisfied (limited with respect to each nonrecourse liability to the Agreed Value of the assets securing such liability); and (d) the net assets of the LLC were distributed to the Members in accordance with Section 8.3.

Section 4.2 Tax Allocations.

(a) Except as set forth in Section 4.2(b), all income, gains, losses and deductions shall be allocated, for U.S. federal, state and local income tax purposes among the Members in accordance with the allocation of such income, gains, losses and deductions among the Members for computing their Capital Accounts.

(b) Items of income, gain, loss and deduction with respect to Section 704(c) Property shall be allocated for U.S. federal, state and local income tax purposes using the remedial allocation method under Treasury Regulations Section 1.704-3(d), unless the Partnership Representative selects another permissible method. The LLC and each Member shall report the Seller Contribution and related issuance of Class B Units consistently with Code Section 721(a) and Section 13.8 of the Purchase Agreement, except as required by a final determination within the meaning of Code Section 1313(a) or other applicable Law.

(c) Notwithstanding any other provision of this Agreement, allocations pursuant to this Section 4.2 are solely for purposes of federal, state and local taxes and shall not be taken into account in computing any Member’s Capital Account, share of Profits and Losses, or distributions pursuant to any provision of this Agreement.

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Section 4.3 Miscellaneous.

(a) Allocations Attributable to Particular Periods. Profits, Losses and other allocable items attributable to any period shall be determined by the Partnership Representative using any method permitted under Code Section 706 and the Treasury Regulations promulgated thereunder.

(b) Tax Consequences; Consistent Reporting. Each Member shall be bound by the allocations under this Article IV and the Regulatory Allocations and shall report its distributive share of LLC items consistently with the LLC’s information returns. Any Member that reports inconsistently shall notify the IRS as required by law, reimburse the LLC for related legal and accounting fees incurred in any tax examination for the relevant year and, at least 30 days before filing any notice under Code Section 6222(b), provide the Partnership Representative with a copy of such notice and any related information reasonably requested by the Partnership Representative.

Article V

MANAGEMENT

Section 5.1 Management by the Board; Specific Acts Authorized; Delegation of Authority by the Board.

(a) General Authority of the Board, Size, Composition and Voting of the Board. The business, property and affairs of the LLC and its Subsidiaries shall be managed by a board of managers (the “Board”). Unless the size of the Board is increased or decreased pursuant to Section 5.1(b)(xiii), the Board shall consist of three individuals designated pursuant to this Section 5.1(a) (each, a “Manager”). Each Manager shall be a “manager” of the LLC within the meaning of the Act. Any vacancies on the Board that are created by an increase to the size of the Board pursuant to Section 5.1(b)(xiii) shall be filled by the vote or affirmative consent of the holder(s) of a majority of the then-outstanding Class A Units. Except for those matters requiring the consent of the Members as specified in Section 5.2 and Section 10.4, the Board shall have full, complete and exclusive authority, power and discretion to manage and control the business, property and affairs of the LLC and its Subsidiaries, to make all decisions regarding those matters and to supervise, direct and control the actions of the Officers of the LLC and to perform any and all other actions customary or incident to the management of the business, property and affairs of the LLC, including, without limitation, exercising the LLC’s rights with respect to the business and affairs of the LLC’s Subsidiaries. Except for those matters requiring the consent of the Members as specified in Section 5.2 and Section 10.4 or any matter for which applicable Law requires the consent of the Members, the Members shall have no power to participate in the management of the LLC or to vote on any matter.

The vote or affirmative consent of the holder(s) of a majority of the then-outstanding Class A Units shall be entitled to designate the individuals to serve as Managers. As of the Effective Date, the Managers designated by the holders of the outstanding Class A Units are: Raluca Gold-Fuchs, Carlos Lacave and Joaquín Martín Perles.

Each Manager shall be entitled to serve on the Board until his or her earlier death, resignation as Manager or removal by the Person(s) entitled to designate such Manager at any time and for any reason or no reason. Upon a vacancy in the Board, the Person(s) entitled to designate the individual whose cessation of service as a Manager has resulted in the vacancy may fill the vacancy at any time by written notice to the Board.

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Each Manager shall have one vote on all matters before the Board. Unless a greater vote is required by the express provisions of this Agreement, the vote, consent, approval or ratification of any matter by those Managers holding at least a majority of the votes held by all Managers then serving on the Board shall be required and shall be sufficient in order to constitute action of the Board. No Member or Manager shall have the actual or apparent authority to cause the LLC or any of its Subsidiaries to become bound to any contract, agreement or obligation, and no Member or Manager shall take any action purporting to be on behalf of the LLC or any of its Subsidiaries unless such action has received the prior approval, vote or consent as required pursuant to this Agreement or the governing documents of such Subsidiary, as applicable, or unless such action is taken by an Officer of the LLC and is within the authority delegated by the Board to such Officer.

(b) Specific Actions Authorized. Without limiting the generality of the preceding subsection, the Board shall have the authority, on behalf of the LLC, if, as and when it deems necessary or appropriate to take any of the actions listed below or as expressly authorized elsewhere in this Agreement in furtherance of or relating to the LLC’s business and purposes:

(i) Expend Funds; Invest. Expend the LLC’s funds and invest in debt obligations with such of the LLC’s funds as are temporarily not required for the operation of the business and affairs of the LLC;

(ii) Appointment and Removal of Officers; Employment and Termination of Employees. Appoint or remove any Officer of the LLC or any of its Subsidiaries, and employ or terminate any employee of the LLC or any of its Subsidiaries;

(iii) Retain Service Providers. Employ, contract with or retain from time to time, on such terms and for such compensation as the Board may deem appropriate or advisable, service providers, including, without limitation, attorneys, accountants, engineers, financial and technical consultants, real estate brokers, loan brokers, insurance brokers and others;

(iv) Acquire Assets. Enter into and execute agreements for the acquisition of real and personal property appropriate for the LLC’s business and consistent with its purpose and make and implement all decisions relating to financing, operation, sale or disposition of the LLC’s business and assets;

(v) Exercise Rights of Ownership. Exercise all of the LLC’s rights, powers and privileges of ownership with respect to the assets of the LLC, and any other rights held by the LLC, including, without limitation, the right to vote, transfer and dispose of the stock, membership interests or other equity interests of any entity in which the LLC holds an ownership interest;

(vi) Modify Agreements. Subject to Section 10.4, consent to the modification, renewal or extension of any obligations of the LLC to any Person or of any agreement to which the LLC is a party or of which it is a beneficiary;

(vii) Convey and Encumber Assets. Execute any security agreement, financing statement, collateral assignment, pledge, deed, lease, deed of trust, mortgage, promissory note, bill of sale, assignment, contract or other instrument purporting to convey or encumber LLC assets or to create indebtedness of the LLC;

(viii) Incur Indebtedness and Grant Liens. Cause the LLC and its applicable Subsidiaries to incur any indebtedness, guarantee any indebtedness, grant any liens related thereto and enter into any agreements related thereto;

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(ix) Prosecute Actions; Defend Claims. Adjust, compromise, settle or refer to arbitration any claim against or in favor of the LLC; and institute, prosecute and defend any actions or proceedings relating to the LLC and its business and assets;

(x) Acquire Insurance. Acquire and enter into any contract of insurance (including, without limitation, life insurance, property and casualty insurance, errors and omissions insurance, workers compensation insurance and general liability insurance) that the Board may deem necessary or appropriate for the protection of the LLC, for the conservation of LLC assets or for any purpose convenient or beneficial to the LLC;

(xi) Maintain Books and Reports. Exercise all rights and powers necessary to produce and maintain the books, bank accounts, accounting reports, financial statements and tax returns of the LLC;

(xii) Make Tax Elections. Cause the LLC to make any election for federal, state and/or local tax purposes, including, without limitation, any election to adjust the basis of LLC assets pursuant to Code Sections 734(b), 743(b), 754 and 755 or analogous provisions of state or local law, in connection with transfers of Interests and LLC distributions; provided further, for the avoidance of doubt, the LLC shall timely make and maintain a valid election under Code Section 754 (and analogous state and local elections as available) for the taxable year that includes the Effective Date;

(xiii) Increase or Decrease the Size of the Board. Increase or decrease the size of the Board; and

(xiv) Execute Documents. Execute, acknowledge and deliver any and all documents or instruments in connection with any of the foregoing.

(b) Delegation of Authority to Officers. The Board may delegate power and authority to one or more Officers of the LLC by written resolution of the Board, which resolution shall specify the nature, extent and duration of the Board’s delegation and identify the officers by title or by position to whom such power and authority is delegated. Unless the Board decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. The Board may remove an Officer at any time and from time to time (with or without cause) and replace such Officer with a successor. An Officer may resign at any time upon notice to the Board.

(c) Meetings of the Board. Meetings of the Board may be called by any two Managers. The Board may, but shall not be required to, meet on a periodic basis. Notice of any meeting shall be given pursuant to Section 10.1 to all Managers not less than three Business Days prior to the meeting. Two Managers shall be required to constitute a quorum for the transaction of business by the Board. If such a quorum is not present within one hour from the time specified for the meeting due to the absence of one or more Manager(s), the meeting shall adjourn to such place and time as the Manager(s) in attendance shall decide, which shall be no earlier than two Business Days after written notice of such adjourned meeting has been given to all Managers in accordance with this Section 5.1(c). If, at such adjourned meeting (or any subsequent adjourned meeting), (i) a quorum is still not present due to the absence of one or more Manager(s) and (ii) the Manager(s) present at such adjourned meeting (or any subsequent adjourned meeting) reasonably determine that such absent Manager(s) are absent from such meeting for the principal purpose of preventing quorum or otherwise delaying Board actions, then the Manager(s) present shall be deemed a quorum and may transact the business for which the applicable meeting and such adjourned meeting were originally convened. A notice need not specify the purpose of any meeting. Notice of a meeting need not be given to any Manager who signs a waiver of notice, a consent to holding the meeting, an approval of the minutes thereof or a written consent to action taken in lieu of such meeting, whether before or after the meeting, or who attends the meeting without protesting the lack of notice prior to the commencement of the meeting. All such waivers, consents and approvals shall be filed with the LLC’s records or made a part of the minutes of the meeting. Managers may participate in any meeting of the Managers by means of conference telephones or other similar technology so long as all Managers participating can hear or communicate with one another. A Manager so participating is deemed to be present at the meeting.

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(d) Board Action by Written Consent. Any action that is permitted or required to be taken by the Board may be taken or ratified by written consent (including, without limitation, by electronic transmission) setting forth the specific action to be taken, which written consent is signed (or transmitted, as applicable) by Persons then serving as Managers whose vote, collectively, would be sufficient to approve such action if such action were taken at a meeting of the Board at which a quorum is present.

Section 5.2 Member Approvals. Notwithstanding any other provision of this Agreement to the contrary, any action that, pursuant to the Act, may be taken, if at all, only by the Members, may only be taken or ratified at a meeting or by written consent and then only by Members holding a majority of the Class A Units then outstanding, voting together as a single class, or such other threshold as required by the Act.

Section 5.3 Limitation of Liability.

(a) Notwithstanding any other provision of this Agreement, except as otherwise expressly provided in this Section 5.3, no Manager or Member shall be liable, responsible or accountable in damages or otherwise to the LLC or to any Member or assignee of a Member for any loss, damage, cost, liability or expense incurred by reason of or caused by any act or omission performed or omitted by such Person in such capacity, whether alleged to be based upon or arising from errors in judgment, negligence or breach of the duty of care, except with respect to any actions or omissions of such Person that constitute gross negligence, criminal activity, willful misconduct, fraud or a knowing violation or breach of this Agreement. Without limiting the foregoing, except as otherwise expressly provided in this Section 5.3, no Manager or Member shall in any event be liable for (i) the failure to take any action not specifically required to be taken by such Person under the terms of this Agreement or (ii) any mistake, misconduct, negligence, dishonesty or bad faith on the part of any employee or agent of the LLC or its Subsidiaries appointed by such Person in good faith unless such Person directed such employee or agent to take or fail to take, as applicable, the relevant action. Except as otherwise provided in this Agreement, each Manager, in such Person’s capacity as a Manager of the LLC, shall have the same fiduciary duties (including the duty of loyalty and the duty of care) to the LLC and the Members (as a whole) as a director or an officer of a corporation organized under the Delaware General Corporation Law has to such corporation and its shareholders (as a whole). Subject to the foregoing sentence, but notwithstanding any other provision of this Agreement, to the extent that, at law or in equity, a Manager or Member has any duties (fiduciary or otherwise) and liabilities relating thereto to the LLC or another Member, (A) neither such Manager nor Member shall be liable to the LLC or other Members for actions taken in reliance upon the provisions of this Agreement and (B) the duties (fiduciary or otherwise) of such Manager or Member are intended to be modified and limited to those expressly set forth in this Agreement, and, to the fullest extent permitted by Law, no functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against such Manager or Member. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Manager or Member otherwise existing at law or in equity, replace such other duties and liabilities of such Manager or Member to the maximum extent permitted by applicable law.

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(b) Any Manager or Member may consult with legal counsel selected by it, and any act or omission suffered or taken by such Person on behalf of the LLC or in furtherance of the interests of the LLC in good faith reliance upon, and in accordance with, the prior written advice of such counsel shall be full justification for any such act or omission, and the Manager or Member shall be fully protected in so acting or omitting to act; provided, however, that if it is ultimately determined that such action was a breach of this Agreement or results in the improper receipt, directly or indirectly, of personal benefit to the Manager or Member, such Person shall be accountable to the Members for such action or omission notwithstanding such prior legal advice.

(c) Each Member (other than the Nomadar Investors) agrees that, for so long as such Member holds any Interest in the LLC (the “Restricted Period”), such Member shall not, and shall cause its direct and indirect equity holders not to, without the express written consent of the LLC, directly or indirectly, anywhere in the United States, the United Kingdom or Austria (together, the “Restricted Territory”), engage in any business or activity which is competitive with the Business or participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, member, partner, director, officer, trustee, executive, agent or consultant, or in any other capacity) any Person (including any family member of such Member), other than the LLC or any of its Subsidiaries, whose business, activities, products or services are competitive with the Business (any such Person, a “Competitor”). Notwithstanding the foregoing, no Member shall be prohibited by this Section 5.3(c) from making a passive investment in any enterprise the shares of which are publicly traded if such investment constitutes less than 1% of the equity of such enterprise.

(d) Notwithstanding that it may constitute a conflict of interest, the Members, the Managers or their respective Affiliates may engage in any transaction with the LLC (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service or the establishment of any salary, other compensation or other terms of employment) to the maximum extent permitted by Section 18-107 of the Act and with the approvals that are required under this Agreement.

Section 5.4 Indemnification. The provisions regarding the indemnification of the Managers and the Members are set forth in the Indemnification Exhibit attached hereto as Exhibit E.

Section 5.5 Non-Exclusive Duty.

(a) Each Manager shall devote such time to the business and affairs of the LLC as he or she reasonably deems necessary to carry out his or her duties set forth herein. Neither the LLC nor any Member or Manager shall have any right pursuant to this Agreement to share or participate in such other business interests or activities or to the income or proceeds derived therefrom. No Manager shall incur liability to the LLC or any Member solely as a result of engaging in any other business interests or activities, except to the extent that such engagement violates any other provision of this Agreement. Notwithstanding the foregoing, this Section 5.5 shall not limit any obligations that any Member or Manager may have under any other agreement with the LLC.

(b) In the event that a Manager who is also a partner, manager, employee, consultant or agent of a Nomadar Investor or an Affiliate of a Nomadar Investor, acquires knowledge of a potential transaction or other matter in such individual’s capacity as a partner, manager, employee, agent or consultant of such Nomadar Investor or Affiliate of such Nomadar Investor or the manager or general partner of such Nomadar Investor or Affiliate of such Nomadar Investor (and other than in connection with such individual’s service as a Manager) and that may be an opportunity of interest for both the LLC and such Nomadar Investor (a “Corporate Opportunity”), then the LLC (i) renounces any expectancy that such Manager or Nomadar Investor offer an opportunity to participate in such Corporate Opportunity to the LLC, and (ii) to the fullest extent permitted by Law, waives any claim that such opportunity constituted a Corporate Opportunity that should have been presented by such Manager or Nomadar Investor to the LLC or any of its Affiliates.

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Article VI

TRANSFER OF INTERESTS; RESTRICTIVE COVENANTS

Section 6.1 In General. Except as otherwise set forth in this Article VI, a Member may not Transfer all or any portion of its Interest, unless such Transfer complies with the provisions of this Article VI. Any Transfer of Interests that does not comply with this Article VI shall be void to the fullest extent permitted by Law.

Section 6.2 Limited Exception for Transfers of Interests. Each Nomadar Investor may Transfer all or any portion of its Interest if each of the following conditions is satisfied: (a) such Nomadar Investor delivers a Transfer Notice to the Board at least 20 days prior to any such proposed Transfer, which notice period may be waived by the Board; and (b) either: (i) the Class A Units proposed to be transferred are registered under the Securities Act and the rules and regulations thereunder and any applicable state securities laws; or (ii) the LLC and its counsel determine, in its reasonable discretion, that the Transfer qualifies for an exemption from the registration requirements of the Securities Act, any applicable state securities laws and any securities laws of any applicable jurisdiction and, except in the case of a Transfer to a Permitted Transferee, if requested by the LLC, counsel to the Member proposing to effect such Transfer provides a written legal opinion to that effect. Before the expiration of the Option Period no Seller Member may Transfer all or any portion of its Interest to any person. After the expiration of the Option Period, if no Option Notice has been delivered to the Sellers’ Agent by Nomadar in accordance with Section 2.7 of the Purchase Agreement, each Seller Member may Transfer all or any portion of its Interest to a Person that is a trust formed under the laws of the United States or any political subdivision thereof solely for the benefit of such Seller Member and/or such Seller Member’s Family Group (or a re-assignment by such trust back to such Seller Member upon the revocation of any such trust) or pursuant to the applicable laws of descent or distribution among such Seller Member’s Family Group, in each case so long as such Person or member of such Seller Member’s Family Group agrees in writing to be bound by the terms of this Agreement. Any attempted Transfer not in compliance with any of the above conditions shall be null and void to the fullest extent permitted by Law, and the LLC shall not recognize the attempted purchaser, assignee or transferee for any purpose whatsoever, and such Member shall have breached this Agreement for which the LLC and the other Members shall have all remedies available for breach of contract.

Section 6.3 Rights of Assignees. If a Transfer complies with the provisions of Section 6.2, but the Person acquiring such Units is not admitted as a Member pursuant to Section 6.4, such Person shall become an assignee with respect to such Units. An assignee with respect to such Units is entitled only to receive distributions and allocations with respect to such Units as set forth in this Agreement and shall have no other rights, benefits or authority of a Member under this Agreement or the Act, including, without limitation, no right to receive notices to which Members are entitled under this Agreement, no right to vote, no right to inspect the books or records of the LLC, no right to bring derivative actions on behalf of the LLC and no other rights of a Member under the Act or this Agreement; provided, however, that the Units of an assignee shall be subject to all of the restrictions, obligations and limitations under this Agreement and the Act, including, without limitation, the restrictions on Transfer contained in this Article VI.

Section 6.4 Admission as a Member. No Person taking or acquiring, by whatever means, all or any portion of any Units and the Interest represented thereby shall be admitted as a Member unless such Person elects to be admitted as a Member and, together with its transferor, executes, acknowledges and delivers to the LLC a written assignment of such Units and Interest in such form as may be reasonably required by the Board. Unless the Board’s consent, to the extent required pursuant to Section 6.1, is conditioned upon the transferee not being admitted as a Member, any transferee shall automatically be admitted as a Member of the LLC upon compliance with this Section 6.4 and shall succeed to all of the rights of the transferor under this Agreement including, without limitation and if applicable in accordance with Section 5.1, the right to designate Managers. The Board shall amend the Information Exhibit from time to time to reflect the admission of Members pursuant to this Section 6.4.

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Section 6.5 Distributions and Allocations With Respect to Transferred Units. If any Units are transferred in compliance with the provisions of this Article VI, then: (a) Profits and Losses and all other items attributable to such Units for such period shall be allocated between the transferor and the transferee by taking into account their varying interests during such Fiscal Year in accordance with Code Section 706(d) using any conventions permitted by the Code and selected by the Partnership Representative in its reasonable discretion; (b) all distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee; and (c) the transferee shall succeed to and assume the Capital Account, Class A Capital, Class B Capital, and other similar items of the transferor to the extent related to the transferred Units. Solely for purposes of making the allocations and distributions, the LLC shall recognize such Transfer not later than the end of the calendar month during which the LLC receives notice of such Transfer and all of the conditions in Section 6.2 are satisfied. If the LLC does not receive a notice stating the date the Units were transferred and such other information as the LLC may reasonably require within 30 days after the end of the Fiscal Year during which the Transfer occurs, then all of such items shall be allocated, and all distributions shall be made to the Person, who, according to the books and records of the LLC on the last day of the Fiscal Year during which the Transfer occurs, was the owner of such Units. Neither the LLC nor any Member shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 6.5, whether or not such Person had knowledge of any Transfer of any Units.

Section 6.6 Drag-Along Transaction. If the Board and the Nomadar Investor(s) holding at least a majority of the Class A Units then held by the Nomadar Investors approve a transaction that would result in the sale of 50% or more of the outstanding Class A Units and Class B Units, taken together (whether by merger or otherwise), to a third party (a “Drag-Along Transaction”), then, upon 15 Business Days’ written notice to the holders of all Units, which notice shall include substantially all of the material terms and conditions of the proposed transaction, including, without limitation, the proposed time and place of closing and the estimated consideration to be received by the holders in such transaction, each holder shall raise no objection to such Drag-Along Transaction and be obligated to, and shall sell, transfer and deliver, or cause to be sold, transferred and delivered, to such third party, the Drag-Along Portion of its Units, in the same transaction at the closing thereof, at the same price, for consideration in the same form and on the same other terms and conditions as the sale proposed and effected by the Nomadar Investors. Each holder shall be required to make only representations and warranties on a several and not joint basis regarding the valid and authorized sale of its Units and that such holder has good and marketable title to such Units, free and clear of all Liens. The proceeds (net of transaction costs) from such Drag-Along Transaction, including, without limitation, any subsequent distribution of all or any portion of any indemnification escrow, holdback or similar obligation, shall be distributed to the Members in accordance with Section 8.3. Each Member and Manager shall take all other reasonably necessary and customary actions in connection with the consummation of the Drag-Along Transaction, including, without limitation, the execution of such agreements, consents and instruments and the performance of such other actions as are reasonably necessary to effectuate the allocation and distribution of the aggregate consideration upon the Drag-Along Transaction as set forth herein. If the Members have any indemnification obligations in connection with a Drag-Along Transaction, (a) the terms and conditions of each such Member’s indemnification obligation shall be in proportion to their relative entitlement to proceeds with respect of such Member’s Units in connection with the Drag-Along Transaction taking into consideration the distribution tiers in Section 8.3, as the case may be, such that the indemnification obligations shall be in inverse order that distributions are to be made, (b) except in the case of fraud, willful breach or intentional misrepresentation, in no event shall any Member be required to provide indemnification in excess of the amount of transaction proceeds actually received by such Member; and (c) such indemnification shall be on a several and not joint basis.

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Section 6.7 Limited Power of Attorney. Each holder of Units hereby makes, constitutes and appoints each of the designees of Nomadar, with full power of substitution and resubstitution, its true and lawful attorneys-in-fact for it and in its name, place and stead for its use and benefit, to sign, execute, certify, acknowledge, swear to, file and record any and all agreements, certificates, instruments and other documents which such Person may deem reasonably necessary, desirable or appropriate to effectuate and implement a Drag-Along Transaction in accordance with (and subject to the limitations set forth in) the provisions of Section 6.6. Each holder of Units authorizes any of such attorneys-in-fact to take any action necessary or advisable in connection with the foregoing, hereby giving each such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with the foregoing as fully as such holder might or could do so personally (subject to the limitations set forth in the provisions of Section 6.6), and hereby ratifies and confirms all that such attorneys-in-fact shall lawfully do or cause to be done by virtue thereof or hereof. This power of attorney is a special power of attorney coupled with an interest and is irrevocable, and (a) may be exercised by any Manager designated by the holder(s) of a majority of the Class A Units, (b) may be exercised by such attorney-in-fact by listing the holder executing any agreement, certificate, instrument or other document with the signatures of the attorney-in-fact acting as attorney-in-fact for such holder, (c) shall survive the death, disability, legal incapacity, bankruptcy, insolvency, dissolution or cessation of existence of a holder, and (d) shall survive the assignment by a holder of any portion of its Interest, except for assignments of such holder’s entire Interest permitted under this Agreement.

Article VII

CESSATION OF MEMBERSHIP

Section 7.1 When Membership Ceases. A Person who is a Member shall cease to be a Member upon the Transfer of such Member’s entire Interest as permitted under this Agreement. A Member is not entitled to resign voluntarily from the LLC.

Section 7.2 Deceased, Incompetent or Dissolved Members. The personal representative, executor, administrator, guardian, conservator or other legal representative of a deceased individual Member or of an individual Member who has been adjudicated incompetent may exercise the rights of the Member for the purpose of administration of such deceased Member’s estate or such incompetent Member’s property. The beneficiaries of a deceased Member’s estate shall be admitted as Members of the LLC only upon compliance with the conditions of this Agreement. If a Member who is a Person other than an individual is dissolved, the legal representative or successor of such Person may exercise the rights of the Member pending liquidation. The distributees of such Person may become assignees of the dissolved Member only upon compliance with the conditions of this Agreement.

Section 7.3 Consequences of Cessation of Membership. In the event a Person ceases to be a Member as provided in Section 7.1, the Person (or the Person’s successor in interest) shall continue to be liable for all obligations of the former Member to the LLC and, with respect to any Interest owned by such Person, shall be an assignee with only the rights and subject to the restrictions, conditions and limitations described above.

Article VIII

DISSOLUTION; WINDING UP; DISTRIBUTIONS OF CAPITAL TRANSACTION PROCEEDS AND LIQUIDATING DISTRIBUTIONS

Section 8.1 Dissolution Triggers. The LLC shall dissolve upon the first occurrence of the following events: (a) the determination by the Board that the LLC should be dissolved; (b) the entry of a decree of judicial dissolution of the LLC; or (c) at any time that there are no Members of the LLC, unless the LLC is continued in accordance with the Act.

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Section 8.2 Winding Up; Termination. Upon the dissolution of the LLC, the Managers, or, if there are no Managers, a court appointed liquidating trustee, shall take full account of the LLC’s assets and liabilities and wind up the affairs of the LLC. The Persons charged with winding up the LLC shall constitute “liquidating trustees” within the meaning of the Act and shall settle and close the LLC’s business, and dispose of and convey the LLC’s noncash assets as promptly as reasonably possible following dissolution as is consistent with obtaining the fair market value for the LLC’s assets.

Section 8.3 Distributions of Net Available Cash and Capital Transaction Proceeds; Liquidating Distributions.

(a) Prior to dissolution, Net Available Cash and Capital Transaction Proceeds, as applicable, shall be distributed to the Members, at such times and as of such record dates as the Board shall determine, in the following order of priority:

(i) first, until the Class A Capital has been reduced to zero, to the holders of Class A Units, in proportion to their Class A Capital relative to the aggregate Class A Capital;

(ii) next, until the Class B Capital has been reduced to zero, to the holders of Class B Units, in proportion to their Class B Capital relative to the aggregate Class B Capital; and

(iii) thereafter, to the holders of Class A Units and Class B Units, in proportion to the number of such Units held.

(b) Upon the dissolution of the LLC pursuant to Section 8.1, the LLC’s cash, the proceeds, if any, from the disposition of the LLC’s noncash assets, and those noncash assets available for distribution to the Members (in their capacity as such) in accordance with applicable Law shall be distributed in accordance with Section 8.3(a).

Article IX

BOOKS AND RECORDS

Section 9.1 Books and Records. The LLC shall keep adequate books and records at its principal place of business, which shall set forth an accurate account of all transactions of the LLC as well as the other information required by the Act.

Section 9.2 Taxable Year; Accounting Methods. The LLC shall use the Fiscal Year as its taxable year. The LLC shall report its income for income tax purposes using such method of accounting selected by the Board and permitted by Law.

Section 9.3 Information.

(a) Tax Information. Within 75 days after the end of each tax year, the LLC shall deliver to each Member and assignee the tax information reasonably necessary to prepare its state, federal, local and foreign income tax returns, including any applicable Schedule K-1, Schedule K-3, state or local equivalent and withholding statement; provided, that if final information is not available by such date, the LLC shall provide good-faith estimates and deliver final information as promptly as reasonably practicable thereafter.

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(b) Other Information.

(i) Within 45 days of the end of each calendar quarter, the LLC shall deliver to each Class A Member and each Class B Member an unaudited consolidated balance sheet and statements of income and cash flows of the LLC and its Subsidiaries for and as of the end of such quarter, in reasonable detail and prepared in accordance with GAAP (with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made), which statements shall also set forth year-to-date information.

(ii) As soon as available after the close of each calendar year but no later than 180 days thereafter, the LLC will deliver to each Class A Member and each Class B Member, an audited consolidated balance sheet and statements of income and retained earnings and of cash flows of the LLC and its Subsidiaries audited by a firm of independent certified public accountants of national standing showing the financial condition of the LLC and its Subsidiaries as of the close of such calendar year and the results of the operations of the LLC and its Subsidiaries during such calendar year, prepared in accordance with GAAP.

(iii) Any Member may at any time, and from time to time, by notice to the LLC, elect to waive its right to receive all or any portion of the information it is entitled to receive pursuant to this Section 9.3(b). As soon as reasonably possible after receipt of such notice, but in any event within 30 days thereafter, the LLC shall cease to provide such information unless and until such Member by a subsequent notice requests the LLC to resume delivery of such information prospectively from and after the date of such subsequent notice.

(c) Confidentiality. The Board has the right to keep confidential from the Members for that period of time as the Board deems reasonable, any information that the Board in good faith determines (i) to be in the nature of trade secrets, (ii) the disclosure of which would reasonably be expected to be not in the best interests of the LLC or would reasonably be expected to damage the LLC, (iii) the disclosure of which would be unlawful or would breach an agreement between the LLC and a third party, or (iv) the disclosure of which would be to a Member who (x) was at one time bound by the provisions of Section 5.3(c), (y) is then no longer bound by such provisions, and (y) has engaged in any activity which such Member was prohibited from engaging by Section 5.3(c) while the provisions of such Section were applicable to such Member. If a Member is requested or required pursuant to applicable law to disclose any confidential information regarding the LLC, that Member shall, to the fullest extent permitted by Law, provide the Board with prompt notice of request or demand to enable the LLC to seek an appropriate protective order. If a protective order or other remedy is not obtained by the LLC, the Member shall furnish only that portion of the confidential information that is required to be disclosed and shall use reasonable efforts to obtain assurances that confidential treatment will be accorded to that portion of the confidential information that is disclosed. Except as required by applicable Law, each Member agrees that it will keep confidential and will not disclose or divulge any confidential, proprietary or secret information which such Member may obtain from the LLC pursuant to financial statements, reports and other materials provided or made available to such Member pursuant to this Agreement or otherwise, or pursuant to visitation or inspection rights expressly granted hereunder or under applicable Law, unless or until such information is or becomes generally available to the public other than as a result of a breach or violation hereof by such Member; provided, however, that a Member may disclose such information (A) to its attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with its membership in the LLC, (B) to any prospective purchaser of any Units of the LLC from a Nomadar Investor as long as such prospective purchaser agrees in writing (with the LLC as an intended third-party beneficiary thereof), prior to such disclosure, to be bound by a confidentiality agreement that is commercially reasonable or is approved by the Board, (C) to any Affiliate of a Nomadar Investor or to a current or former general or limited partner, shareholder, officer, director, representative, agent, employee, member or beneficiary of such Nomadar Investor consistent with such Nomadar Investor’s ordinary course of business who are informed of the confidential nature of such information or are otherwise subject to confidentiality obligations, (D) as part of such Nomadar Investor’s normal reporting, rating or review procedure (including, without limitation, normal credit rating and pricing process), or, with respect to summary financial data regarding the LLC or its performance, in connection with such Nomadar Investor’s or such Nomadar Investor’s Affiliates’ normal fund raising, marketing, informational or reporting activities at a customary level of detail and (E) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation; provided, further, that if a Member becomes so compelled to disclose such information, then such Member will provide the LLC with prompt notice thereof and cooperate with the LLC at the LLC’s expense, to the extent the LLC reasonably requests, so that the LLC may seek a protective order or other appropriate remedy.

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(a) Information for Members. By its execution below, each Member that is not a Nomadar Investor or a Seller Member holding at least 1% of the then-outstanding Units hereby irrevocably waives pursuant to Section 18-305(g) of the Act any rights it may have to any information that such Member is not otherwise entitled pursuant to the express provisions of this Agreement.

Article X

MISCELLANEOUS

Section 10.1 Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the Person or to an officer of the Person to whom the same is directed, or sent by registered or certified United States mail return receipt requested, or by nationally recognized overnight delivery service, addressed as follows: (a) if to the LLC or the Board, to the LLC’s principal office address (with a copy to each Manager), or to such other address as may be specified from time to time by notice to the Members; (b) if to a Member, to the Member’s address as set forth on the Information Exhibit, or to such other address as may be specified from time to time by notice to the Members; or (c) if to a Manager, to the address of such Manager as set forth in the records of the LLC (with a copy to the Member(s) entitled to designate such Manager), or to such other address as such Manager may specify from time to time by notice to the Members. Any such notice shall be deemed to be delivered, given and received for all purposes as of the date and time delivery is confirmed by either certified United States mail or nationally recognized overnight delivery service.

Section 10.2 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members, and their respective heirs, legatees, legal representatives and permitted successors, transferees and assigns.

Section 10.3 Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member. No provision of this Agreement is to be interpreted as a penalty upon, or a forfeiture by, any party to this Agreement. The parties acknowledge and agree that each party to this Agreement has been represented by legal counsel (or knowingly and voluntarily purposefully elected not to be represented by legal counsel, but has the requisite knowledge and sophistication to understand the terms and conditions, including, without limitation, Section 5.3(c), and voluntarily enter into this Agreement) in the drafting and construction of this Agreement and, together with such party’s legal counsel, if any, has shared equally the drafting and construction of this Agreement, and accordingly, no court construing this Agreement shall construe it more strictly against one party hereto than the other.

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Section 10.4 Entire Agreement; No Oral Agreements; Amendments to this Agreement. This Agreement constitutes the entire agreement among the Members with respect to the affairs of the LLC and the conduct of its business and supersedes all prior agreements and understandings, whether oral or written. The LLC shall have no oral operating agreements. Any provision of this Agreement may be amended or waived by action of the Board pursuant to a vote of a majority of the Managers then serving, or such greater vote as may be required by the express provisions of this Agreement, except that, without the consent of each Member thereby adversely affected, no amendment or waiver shall alter (a) such Member’s obligations, liabilities or rights under Section 2.2 or Section 2.3, (b) such Member’s right to receive distributions, whether interim or liquidating, with respect to a specific class of Units at the same time or in the same per Unit amounts as the other holders of the same class of Units, (c) such Member’s right to designate Managers of the Board under Section 5.1, (d) such Member’s transfer rights pursuant to Section 6.2, (e) the drag-along provisions of Section 6.6, (f) such Member’s rights to information pursuant to Section 9.3, (g) the definitions of “Nomadar Investor” and “Permitted Transferee,” (h) this Section 10.4, (i) the obligation of any Member to make a Capital Contribution to the LLC, (j) any specifically enumerated right granted to a Member by name under this Agreement, or (k) in any adverse respect, any other specifically enumerated rights or obligations of a Class A Member or a Class B Member under this Agreement while not similarly altering or changing such specifically enumerated rights or obligations of each other Class A Member or Class B Member, as applicable (and determined without regard to any disproportionate results or consequences of such alteration or change that arise due to a difference in Class A Members’ or Class B Members’ (as applicable) relative equity ownership interests in the LLC or rights, preferences or privileges inherent in classes of Units, as such). Notwithstanding any other provision of this Agreement, the Board may amend and modify the provisions of this Agreement (including, without limitation, Article III and Article VIII and Exhibit A hereto) to the extent necessary to reflect the issuance of any Interests and the admission or substitution of any Member permitted under this Agreement. Any amendment adopted consistent with the provisions of this Section 10.4 shall be binding on the Members without the necessity of their execution of the amendment or any other instrument.

Section 10.5 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 10.6 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

Section 10.7 Additional Documents. Each Member, upon the request of the Board, agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

Section 10.8 Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

Section 10.9 Governing Law; Dispute Resolution; Consent to Exclusive Jurisdiction. The laws of the State of Delaware shall govern the validity of this Agreement, the construction and interpretation of its terms, the organization and internal affairs of the LLC and the limited liability of the Members. All disputes between or among the Members, the Managers or the Board arising out of or in any way connected with the business or internal affairs of the LLC or the execution, interpretation and performance of this Agreement shall be solely and finally settled in accordance with the Dispute Resolution Exhibit attached hereto as Exhibit F. Each Member hereby irrevocably consents to the exclusive personal jurisdiction of the federal and state courts sitting in Wilmington, Delaware with respect to matters arising out of or related to the enforcement of the provisions of this Section 10.9 (including the Dispute Resolution Exhibit) and with respect to matters, if any, related to this Agreement not required to be resolved pursuant to this Section 10.9.

Section 10.10 Waiver of Action for Partition. Each of the Members irrevocably waives any right that it may have to maintain any action for partition with respect to any of the assets of the LLC.

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Section 10.11 Counterpart Execution; Facsimile or Electronic Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. Such executions may be transmitted to the LLC and/or the other Members by electronic execution, and such electronic execution shall have the full force and effect of an original signature. All fully executed counterparts, whether original, facsimile or electronic executions, or a combination thereof, shall be construed together and shall constitute one and the same agreement.

Section 10.12 Partnership Representative; Tax Proceedings.

(a) Nomadar is hereby designated as the “partnership representative” or any similar role under the Code and applicable state, local or foreign tax law (the “Partnership Representative”). The Partnership Representative shall have all rights, authority, powers and obligations provided by applicable Law and shall represent the LLC in all tax matters to the extent allowed by Law. If the Partnership Representative is not an individual, it may designate and replace the individual through whom it acts at any time.

(b) All tax contest decisions, including, without limitation, whether to settle or contest any tax matter, extend any limitations period or choose any forum, shall be made by the Partnership Representative in its sole and absolute discretion.

(c) The Partnership Representative shall keep the Members reasonably informed of tax proceedings to the extent reasonably practicable and not prejudicial to the LLC, may obtain professional assistance at the LLC’s expense, and may make any election, request any modification, file or cause the filing of any amended return, or make any push-out or similar election available under the Partnership Tax Audit Rules or analogous state, local or non-U.S. law. No other Member shall act for the LLC or any other Member with respect to tax matters relating to the LLC. Each Member and former Member shall, within a reasonable time after request, provide information reasonably requested by the Partnership Representative to reduce, allocate or recover any tax liability, and shall bear the cost of any adjustment attributable to such Member or former Member.

Section 10.13 Time of the Essence. Time is of the essence with respect to each and every term and provision of this Agreement.

Section 10.14 Expenses.

(a) The LLC shall be responsible for and shall pay all “LLC Expenses,” which include the following: (i) Organizational Expenses; (ii) all out-of-pocket costs of the administration of the LLC, including, without limitation, accounting, audit, tax return preparation and legal expenses, costs of holding any meetings of Members, costs associated with the maintenance of books and records of the LLC, and costs associated with the preparation and dispatch to the Members of checks, financial reports, and notices and providing other information to existing and prospective Members; (iii) all expenses incurred in connection with the registration, qualification, or exemption of the LLC under any applicable Laws; (iv) all expenses incurred in connection with the preparation of alterations and amendments to this Agreement or the Certificate of Formation; (v) all expenses incurred in connection with any litigation involving the LLC, including, without limitation, the cost of any investigation and preparation, and the amount of any judgment or settlement paid in connection therewith; (vi) all expenses for indemnity or contribution payable by the LLC to any Person, whether payable under this Agreement or otherwise, including, without limitation, any insurance coverage therefor, and whether payable in connection with any litigation involving the LLC or otherwise; (vii) all expenses incurred in connection with administrative proceedings relating to the determination of LLC items undertaken by the Partnership Representative, all expenses incurred by the Partnership Representative, and any audit with respect to taxes; (viii) all expenses incurred in connection with the dissolution and liquidation of the LLC; (ix) all expenses incurred on account of taxes, fees, or other Governmental Entity charges of the LLC; (x) all expenses that are not normal operating expenses of the LLC; and (xi) all expenses the Board deems necessary to carry out the purpose of the LLC.

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(b) The Board has the discretion to pay LLC Expenses from Capital Contributions or any other funds or other assets of the LLC determined by the Board in its sole and absolute discretion to be available for such purpose. Subject to the Board’s approval, a Manager is entitled to reimbursement from the LLC for any LLC Expenses paid by such Manager or such Manager’s Affiliates on behalf of the LLC.

(c) The LLC shall promptly reimburse the Managers for all reasonable out-of-pocket costs and expenses incurred by the Managers in attending meetings of the Board and its committees, and for any other travel undertaken for the principal benefit of the LLC. Subject to the Board’s approval, the LLC shall reimburse each member of the Nomadar Group for their respective reasonable out-of-pocket costs and expenses incurred with respect to the transactions contemplated by the Purchase Agreement, this Agreement, and other matters reasonably associated therewith.

Section 10.15 Tax Information. Upon request, and in furtherance of Section 3.1 and Section 10.12, each Member shall provide any information, representations, certifications or forms relating to such Member or its direct or indirect owners that the LLC reasonably requires for tax reporting, withholding, payment or exemption purposes, including, without limitation, any applicable IRS Form W-9, IRS Form W-8 or successor form. The LLC may suspend distributions to any Member that fails to provide such information, representations, certifications or forms until such failure is cured to the LLC’s reasonable satisfaction.

Section 10.16 Member Representations and Warranties. By executing this Agreement, each undersigned Member hereby severally represents and warrants to the LLC, solely with respect to such Member, as follows:

(a) Investment Intent. The Units to be acquired by such Member pursuant to this Agreement are and shall be acquired for such Member’s own account, for investment purposes only, and not with a present view to or intention of distribution or resale thereof in violation of the Securities Act or any state securities Laws, and, irrespective of any other provision of this Agreement, the Units shall be Transferred only in compliance with all applicable federal and state securities Laws, including, without limitation, the Securities Act.

(b) Units Not Registered. The Units are not registered under the Securities Act and must be held by such Member until such Units are registered under the Securities Act or until an exemption from such registration is available. The LLC shall have no obligation to take any actions that may be necessary to make available any exemption from registration under the Securities Act.

(c) Accredited Investor; Sophistication; Economic Risk.

(i) As of the date of such Member’s execution of this Agreement, such Member is an “accredited investor” within the meaning of that term as defined in Rule 501(a) of Regulation D of the Securities and Exchange Commission, 17 C.F.R. Section 230.501(a).

(ii) Such Member possesses an appropriate level of sophistication relative to the investment in the LLC and is able to evaluate the risks and merits of such investment and to make an informed investment decision with respect thereto.

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(iii) Such Member is able to bear the economic risk of such Member’s investment in the LLC for an indefinite period of time because the Units have not been registered under the Securities Act and therefore cannot be sold unless subsequently registered under the Securities Act or unless an exemption from such registration is available.

(d) No Solicitation; Access to Information. Such Member has read, understands and is fully familiar with this Agreement, and has received no solicitation or general advertisements or attended any seminar or other public promotional meeting relating to investment in the LLC or such Member’s Units. Such Member has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Units and has had full access to such other information and materials concerning the LLC as the Member has requested. The LLC has answered to such Member’s satisfaction all inquiries that such Member has made to the LLC relating to the LLC and the sale and issuance of Units hereunder.

(e) No Conflicts.

(i) Such Member has full power and authority to execute and deliver this Agreement and to act as a Member under this Agreement; this Agreement has been authorized by all necessary action by him, her or it; this Agreement has been duly executed and delivered by him, her or it; and this Agreement is a legal, valid and binding obligation of him, her or it, according to its terms.

(ii) The execution and delivery of this Agreement by such Member and the performance of such Member’s obligations under this Agreement do not require the consent of any third party not previously obtained, and will not conflict with, or result in any violation of, or default under, any provision of any governing instrument applicable to him, her or it, or any agreement or other instrument to which he, she or it is a party or by which he, she or it or any of his, her or its properties are bound, or any provision of Law, statute, rule or regulation, or any ruling, writ, order, injunction or decree of any court, administrative agency or Governmental Entity applicable to him, her or it.

(f) USA PATRIOT Act Representations.

(i) Such Member is not a Senior Foreign Political Figure or an Immediate Family member or Close Associate of a Senior Foreign Political Figure, in each case within the meaning of the USA PATRIOT Act of 2001.

(ii) The proposed investment in the LLC by such Member is being made by such Member on his, her or its own behalf and, if applicable, on behalf of certain beneficial owners of him, her or it, and neither such Member nor any such beneficial owner is a country, territory, Person or Governmental Entity named on a list maintained by the U.S. federal regulations and Executive Orders administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), nor is such Member or any such beneficial owner a Person with whom or with which (as applicable) dealings are prohibited under any programs administered by OFAC.

(g) Anti-Money Laundering Provisions.

(i) Such Member hereby agrees to use its reasonable best efforts to ensure that, to the best of its knowledge:

(A) none of the monies that such Member will contribute to the LLC shall be derived from, or related to, any activity that is deemed criminal under U.S. Law; and

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(B) no Capital Contribution or other payment by such Member to the LLC, to the extent such Capital Contribution or other payment is within such Member’s control, shall cause the LLC, the Nomadar Group or any Affiliate of a member of the Nomadar Group to be in violation of any Anti-Money Laundering Law.

(ii) Such Member:

(A) shall promptly notify the Board if, to the knowledge of such Member, such Member has made a Capital Contribution or other payment to the LLC of money derived from, or related to, any activity that is deemed criminal under U.S. Law or that could cause the LLC, the Nomadar Group or any Affiliate of a member of the Nomadar Group to be in violation of any Anti-Money Laundering Law;

(B) shall provide the Board, promptly upon receipt of the Board’s written request therefor, with any additional information regarding such Member or its beneficial owners that the Board deems necessary or advisable in order to determine or ensure compliance with all applicable Laws, regulations and administrative pronouncements concerning money laundering and other criminal activities; and

(C) understands and agrees that if, at any time, such Member has made a Capital Contribution or other payment to the LLC of money derived from, or related to, any activity that is deemed criminal under United States Law or that could cause the LLC, the Nomadar Group or any Affiliate of a member of the Nomadar Group to be in violation of any Anti-Money Laundering Law, or if otherwise required by any applicable Law, regulation or pronouncement related to money laundering or other criminal activities, the Board may take appropriate actions to ensure that the LLC, the Nomadar Group or any Affiliate of a member of the Nomadar Group is in compliance with all such applicable Laws, regulations and pronouncements.

(iii) Actions that may be taken by the Board in the circumstances described in Section 10.16(g)(ii)(C) include, but are not limited to, the following:

(A) The Board, upon delivery of notice to that effect to the affected Member, may “freeze” such Member’s Interest in the LLC and, in that event: (1) shall not permit the LLC to accept any additional Capital Contributions or other payments from such Member; (2) shall not draw down any additional Capital Contributions from such Member so long as the Interest is frozen; (3) shall not permit the LLC to allocate any items of the LLC’s income or gain to such Member’s Capital Account with respect to any fiscal period commencing on or after the date of delivery of such notice (although the Board may cause the LLC to continue to allocate items of loss or expense to such Member’s Capital Account to the same extent as if, with respect to such Member and through the date of the LLC’s final liquidating distribution, such Member had timely made all required Capital Contributions under this Agreement); and (4) shall not permit the LLC to make any distributions to such Member in respect of its frozen Interest after the delivery of such notice other than liquidating distributions pursuant to Section 8.3 in an amount equal to the positive balance in its Capital Account, after payment to each other Member of its final liquidating distribution in accordance with Section 8.3 and subject in all events to compliance with applicable Law.

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(B) The Board, subject to compliance with applicable Law, may cause the LLC to redeem such Member’s Units, using the LLC’s funds, at a price equal to the lesser of (1) the aggregate Capital Contributions of such Member, (2) the positive balance in such Member’s Capital Account as of the date of delivery of the notice described in Section 10.16(g)(iii)(A), and (3) the fair market value of such interest (as determined by the Board); provided, however, the Board shall cause the LLC to redeem such Member’s Units at such other price, if any, as required by Law, regulation or Governmental Entity order.

(C) The Board may, in its sole and absolute discretion, agree in writing with any Member that is itself subject to regulation under the Securities Exchange Act of 1934, as amended, the U.S. Bank Holding Company Act of 1956, as amended, or comparable non-U.S. Laws, to alternate representations and covenants reasonably designed to ensure compliance with applicable anti-money laundering and other criminal Laws, regulations and administrative pronouncements, and thereby expressly waive compliance with all or any part of this Section 10.16.

(iv) Such Member acknowledges and agrees that (A) the LLC and the Board may release confidential information regarding such Member and, if applicable, any of its beneficial owners, to Governmental Entities if the Board, in its sole and absolute discretion, determines that releasing such information is required in order to comply with any applicable Anti-Money Laundering Laws, and (B) the Board, without the consent of any Member and notwithstanding any other provision of this Agreement, may amend any provision of this Agreement in order to comply with all applicable Anti-Money Laundering Laws, as reasonably determined by the Board in its sole and absolute discretion.

Section 10.17 Exhibits and Schedules. The Exhibits and Schedules to this Agreement, each of which is incorporated by reference, are:

(a) Information Exhibit

(b) Glossary of Terms

(c) Certificate of Formation

(d) Regulatory Allocations Exhibit

(e) Indemnification Exhibit

(f) Dispute Resolution Exhibit

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Members and the Managers have executed this Agreement on the following execution pages, to be effective as of the Effective Date.

MANAGERS:

/s/ Raluca Gold-Fuchs
Raluca Gold-Fuchs

/s/ Carlos Lacave
Carlos Lacave

/s/ Joaquín Martín Perles
Joaquín Martín Perles

[Signature Page to Amended and Restated Limited Liability Company of Fox Soccer Holding Company LLC]

CLASS A MEMBERS

NOMADAR CORP.

By:	/s/ Joaquín Martín Perles
Name:	Joaquín Martín Perles
Title:	CEO of the Americas & Executive Vice Chairman

[Signature Page to Amended and Restated Limited Liability Company of Fox Soccer Holding Company LLC]

CLASS B MEMBERS:

/s/ Raluca Gold-Fuchs
Raluca Gold-Fuchs

/s/ Christian Fuchs
Christian Fuchs

/s/ Chad Metzler
Chad Metzler

/s/ Anthony James Cozzone Jr.
Anthony James Cozzone Jr.

/s/ Martin Conway
Martin Conway

/s/ Eugene Luther Ray
Eugene Luther Ray

[Signature Page to Amended and Restated Limited Liability Company of Fox Soccer Holding Company LLC]

Exhibit A

INFORMATION EXHIBIT

[***]

Exhibit A-1

Exhibit B

GLOSSARY OF TERMS

Many of the capitalized words and phrases used in this Agreement are defined below. Some defined terms used in this Agreement are applicable to only a particular Section of this Agreement or an Exhibit and are not listed below, but are defined in the Section or Exhibit in which they are used.

“Act” shall mean the Delaware Limited Liability Company Act, as in effect in Delaware and set forth at 6 Delaware Code, Chapter 18, Sections 18-101 et seq. (or any corresponding provisions of succeeding law).

“Affiliate” shall mean, with respect to any Person, (a) any Person directly or indirectly controlling, controlled by or under common control with such Person, (b) any Person directly or indirectly owning or controlling 10% or more of any class of outstanding equity interests of such Person or of any Person which such Person directly or indirectly owns or controls 10% or more of any class of equity interests, (c) any officer, director, manager, general partner or trustee of such Person, or any Person of which such Person is an officer, director, manager, general partner or trustee; provided, however, that in the case of a Person who is an individual, such terms shall also include members of such specified Person’s immediate family (as defined in Instruction 1.a.iii. of Item 404(a) of Regulation S-K under the Securities Act). For purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreed Value” shall mean with respect to any noncash asset of the LLC an amount determined and adjusted in accordance with the following provisions:

(a) The initial Agreed Value of any noncash asset contributed or deemed contributed to the capital of the LLC by any Member shall be its gross fair market value, as agreed to by the contributing Member and the LLC.

(b) The initial Agreed Value of any noncash asset acquired by the LLC other than by contribution by a Member shall be its adjusted basis for federal income tax purposes.

(c) The initial Agreed Value of all the LLC’s noncash assets, regardless of how those assets were acquired, shall be reduced by depreciation or amortization, as the case may be, determined in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and (g).

(d) The initial Agreed Value, as reduced by depreciation or amortization, of all noncash assets of the LLC, regardless of how those assets were acquired, shall be adjusted from time to time to equal their gross fair market values, as determined by the Board, as of the following times:

(i) the acquisition of an Interest or an additional Interest in the LLC by any new or existing Member in exchange for more than a de minimis Capital Contribution;

(ii) the issuance of any Units issued as a profits interest or otherwise in connection with the performance of services;

(iii) the distribution by the LLC of more than a de minimis amount of property other than money;

Exhibit B-1

(iv) the distribution by the LLC of more than a de minimis amount of money or other property as consideration for all or part of an Interest in the LLC; and

(v) the liquidation of the LLC within the meaning of Treasury Regulations Section 1.704-1(b).

If, upon the occurrence of one of the events described in (i), (ii) or (iii) above, the Board does not set the gross fair market value of the LLC’s assets, it shall be deemed that the fair market value of all the LLC’s assets equal their respective Agreed Values immediately prior to the occurrence of the event and thus no adjustment to those values shall be made as a result of such event.

“Agreement” shall mean this Amended and Restated Limited Liability Company Agreement of Fox Soccer Holding Company LLC (including all exhibits hereto), as amended and/or restated from time to time.

“Anti-Money Laundering Laws” shall mean, collectively, the U.S. Bank Secrecy Act, the U.S. Money Laundering Control Act of 1986, and the U.S. International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, in each case, as such Law has been amended to date and any successor Law thereto and including all regulations promulgated thereunder.

“Business Day” shall mean a day on which banks are open for business in the State of Florida, but does not include a Saturday, Sunday or a statutory holiday in the State of Florida.

“Capital Account” shall mean with respect to each Member or assignee an account maintained and adjusted in accordance with the following provisions:

(a) Each Person’s Capital Account shall be increased by such Person’s Capital Contributions, such Person’s distributive share of Profits, any items in the nature of income or gain that are allocated pursuant to the Regulatory Allocations and the amount of any LLC liabilities that are assumed by such Person or that are secured by LLC property distributed to such Person.

(b) Each Person’s Capital Account shall be decreased by the amount of cash and the Agreed Value of any LLC property distributed to such Person pursuant to any provision of this Agreement, such Person’s distributive share of Losses, any items in the nature of loss or deduction that are allocated pursuant to the Regulatory Allocations, and the amount of any liabilities of such Person that are assumed by the LLC or that are secured by any property contributed by such Person to the LLC.

(c) In the event all or any portion of an Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the portion of the Interest so transferred.

In the event the Agreed Value of the LLC assets is adjusted pursuant to the definition of Agreed Value contained in this Agreement, the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate adjustments as if the LLC recognized gain or loss equal to the amount of such aggregate adjustment.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such regulations.

Exhibit B-2

“Capital Contribution” shall mean with respect to any Member, the amount of money and the initial Agreed Value of any property contributed or deemed contributed to the LLC with respect to the Interest of such Member.

“Capital Transaction” shall mean all sales, condemnations and other dispositions of the assets of the LLC or its Subsidiaries (other than the sale of inventory or other assets in the ordinary course of business consistent with past practices) or the refinancing or recapitalization of the LLC or its Subsidiaries.

“Capital Transaction Proceeds” shall mean funds of the LLC arising from a Capital Transaction, less any cash which is applied to (a) the payment of transaction costs and expenses relating to such Capital Transaction, (b) the repayment of debt of the LLC, or (c) the establishment of reasonable reserves as determined by the Board.

“Certificate of Formation” shall mean the certificate of formation of the LLC filed with the Secretary of State of the State of Delaware pursuant to the Act together with any amendments thereto.

“Class A Capital” shall mean, with respect to a Member holding Class A Units, (a) the amount set forth on the Information Exhibit under the heading “Class A Capital” opposite such Member’s name, plus (b) any Capital Contributions made after the Effective Date, less (c) any distributions with respect to such Class A Capital pursuant to Section 8.3.

“Class A Member” shall mean a Member holding Class A Units.

“Class A Units” shall mean the Units designated as such in accordance with this Agreement and entitled to certain distributions and other rights, as specified in this Agreement.

“Class B Capital” shall mean, with respect to a Member holding Class B Units, (a) the amount set forth on the Information Exhibit under the heading “Class B Capital” opposite such Member’s name, plus (b) any Capital Contributions made after the Effective Date, less (c) any distributions with respect to such Class B Capital pursuant to Section 8.3.

“Class B Member” shall mean a Member holding Class B Units.

“Class B Units” shall mean the Units designated as such in accordance with this Agreement and entitled to certain distributions and other rights, as specified in this Agreement.

“Close Associate” shall mean, with respect to any Senior Foreign Political Figure, any Person who is widely and publicly known to maintain an unusually close relationship with such Senior Foreign Political Figure, and includes a Person who is in a position to conduct substantial domestic and international financial transactions on behalf of such Senior Foreign Political Figure.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor federal revenue law.

“Default Rate” shall mean a per annum rate of interest equal to the greater of (a) Prime Rate plus 500 basis points and (b) 12%, but in no event greater than the amount of interest that may be charged and collected under applicable law.

“Depreciation” shall mean, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year; provided, however, that if the Agreed Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Agreed Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Year bears to such beginning adjusted tax basis; and, provided, further, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Agreed Value using any reasonable method selected by the Board.

Exhibit B-3

“Dispute Resolution Exhibit” shall mean the Dispute Resolution Exhibit attached hereto as Exhibit F.

“Drag-Along Percentage” shall mean a fraction (expressed as a percentage), the numerator of which is the number of Class A Units and Class B Units proposed to be sold by the Nomadar Investors in a Drag-Along Transaction, and the denominator of which is the total number of Class A Units and Class B Units outstanding at such time.

“Drag-Along Portion” shall mean, with respect to any holder of Units (other than the Nomadar Investors proposing to sell Units held by them in a Drag-Along Transaction), (a)(i) the number of Class A Units equal to the Drag-Along Percentage, multiplied by (ii) the number the Class A Units held by such holder immediately prior to such Drag-Along Transaction, plus (b)(i) the number of Class B Units equal to the Drag-Along Percentage, multiplied by (ii) the number of Class B Units held by such holder immediately prior to such Drag-Along Transaction.

“Family Group” shall mean a Member’s spouse, parents, siblings and descendants (whether by birth or adoption) and any trust or other estate planning vehicle established under the laws of the United States or any political subdivision thereof solely for the benefit of such Member and/or such Member’s spouse and/or such Member’s descendants (by birth or adoption), parents, siblings or dependents, or any charitable trust the grantor of which is such Member and/or a member of such Member’s Family Group.

“Fiscal Year” shall mean, with respect to the year of the LLC’s formation, the period beginning upon such formation and ending on December 31, 2026, and with respect to subsequent fiscal years of the LLC the calendar year and, with respect to the last year of the LLC, the period beginning on the preceding January 1 and ending with the date of the final liquidating distributions.

“GAAP” shall have the meaning set forth for such term in the Purchase Agreement.

“Governmental Entity” shall mean: (a) any federal, state, local, municipal, foreign or other government; (b) any governmental or quasi-governmental authority of any nature (including, without limitation, any governmental agency, branch, department, official, entity or self-regulatory organization and any court or other tribunal); (c) any governmental or similar body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including, without limitation, any arbitral tribunal; or (d) any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of any federal, state, local, municipal or foreign government or other political subdivision or otherwise, or any officer or official thereof with requisite authority.

“Immediate Family” shall mean, with respect to any Senior Foreign Political Figure, such Senior Foreign Political Figure’s parents, siblings, spouse, children and in-laws, as applicable.

“Indemnification Exhibit” shall mean the Indemnification Exhibit attached hereto as Exhibit E.

“Information Exhibit” shall mean the Information Exhibit attached hereto as Exhibit A.

Exhibit B-4

“Interest” shall mean all of the rights of a Member or assignee with respect to the LLC created under this Agreement or under the Act, including, without limitation, such Member’s limited liability company interest.

“IRS” shall mean the Internal Revenue Service.

“Law” shall mean any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees issued by any Governmental Entity.

“Lien” shall mean any mortgage, pledge, security interest, voting trust, proxy, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against a Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Members” shall mean, collectively, the Persons listed on the Information Exhibit as Members and any other Persons who are admitted to the LLC as Members under the terms of this Agreement until such Persons have ceased to be Members under the terms of this Agreement, each in such Person’s capacity as a member of the LLC. “Member” means any one of the Members.

“Net Available Cash” shall mean the amount of cash available to the LLC for distribution to its Members as determined by the Board from time to time, other than Capital Transaction Proceeds, after taking into account the amount of any reserves that the Board determines to be appropriate.

“Nomadar Group” shall mean, collectively, Nomadar and any Person to which one or more Units are Transferred by any such Person or transferee pursuant to a permitted Transfer.

“Nomadar Investor” shall mean Nomadar and any of its Permitted Transferees who acquires an Interest and successive Permitted Transferees, each in its capacity as a Member.

“Officer” means any one of the Officers.

“Officers” shall mean the officers of the LLC as designated by the Board.

“Option Period” shall have the meaning set forth for such term in the Purchase Agreement.

“Organizational Expenses” shall mean all costs and expenses incurred in connection with the organization of the LLC, including, without limitation, legal and accounting fees, printing and production costs, travel and out-of-pocket expenses and all allocated expenses incurred by the Board or the LLC in connection with establishing and organizing the LLC.

“Partially Adjusted Capital Account” shall mean, with respect to any Member as of the close of business on the last day of any Fiscal Year, the Capital Account of such Member as of the beginning of such Fiscal Year, adjusted to give effect to all allocations during such period of items of income, gain, loss or deduction not included in Profit or Loss and all capital contributions and distributions during such period, but without giving effect to any allocations of Profit or Loss for such period pursuant to Section 4.1, increased by (a) such Member’s share of “partnership minimum gain,” as determined pursuant to Treasury Regulations Section 1.704-2(d), as of the end of such Fiscal Year and (b) such Member’s share of “partner nonrecourse debt minimum gain,” as determined pursuant to Treasury Regulations Section 1.704-2(i), as of the end of such Fiscal Year.

Exhibit B-5

“Partnership Tax Audit Rules” shall mean Code Sections 6221 through 6241, as amended by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

“Permitted Transferee” shall mean, with respect to Nomadar, any Affiliate of such Person, including, without limitation and for the avoidance of doubt, any member of the Nomadar Group.

“Person” shall mean any natural person, partnership, trust, estate, association, limited liability company, corporation, custodian, nominee, governmental instrumentality or agency, body politic or any other entity in its own or any representative capacity.

“Prime Rate” as of a particular date shall mean the prime rate of interest as published on that date in the Wall Street Journal, and generally defined therein as “the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks.” If the Wall Street Journal is not published on a date for which the Prime Rate must be determined, the Prime Rate shall be the prime rate published in the Wall Street Journal on the nearest-preceding date on which the Wall Street Journal was published.

“Profits and Losses” and, with correlative meaning, “Profit” and “Loss,” shall mean, for each Fiscal Year or other period, an amount equal to the LLC’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(l) shall be included in taxable income or loss), with the following adjustments:

(a) any income of the LLC that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or subtracted from such loss;

(b) any expenditures of the LLC described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or added to such loss;

(c) gain or loss resulting from dispositions of LLC assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Agreed Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Agreed Value;

(d) in the event the Agreed Value of any LLC asset is adjusted in accordance with paragraph (c) or (d) of the definition of “Agreed Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(e) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year; and

(f) notwithstanding any other provision of this definition, any items that are specially allocated pursuant to this Agreement shall not be taken into account in computing Profits and Losses.

Exhibit B-6

The amounts of the items of LLC income, gain, loss or deduction available to be specially allocated pursuant to this Agreement shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) of this definition.

“Purchaser Interests” shall have the meaning set forth for such term in the Purchase Agreement.

“Regulatory Allocations Exhibit” shall mean the Exhibit attached hereto as Exhibit D.

“Rule 144” shall mean Rule 144 of the Securities Act.

“Section 704(c) Property” shall have the meaning ascribed such term in Treasury Regulation Section 1.704-3(a)(3) and shall include assets treated as Section 704(c) property by virtue of revaluations of LLC assets as permitted by Treasury Regulation Section 1.704-1(b)(2)(iv)(f).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller Members” means, collectively, the Sellers in their capacity as Members hereunder.

“Senior Foreign Political Figure” shall mean a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government owned corporation, and such definition includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure.

“Subsidiaries” shall mean each Company and any other Person controlled, directly or indirectly, by the LLC.

“Transfer” and, with correlative meaning, “Transferred,” shall mean, directly or indirectly, any sale, assignment, transfer, conveyance, pledge, hypothecation or other disposition, voluntarily or involuntarily, by operation of law, with or without consideration or otherwise (including, without limitation, by way of intestacy, will, gift, bankruptcy, receivership, levy, execution, charging order or other similar sale or seizure by legal process or transfer of equity interests) of all or any portion of any Interest.

“Transfer Notice” shall mean a written notice given to the LLC of all details of any proposed Transfer of any Interest including the name of the proposed transferee, the date of the proposed Transfer of the Interest, the portion of the Member’s Interest and class of Units to be transferred, the price or other consideration, if any, to be received, and a complete description of all noncash consideration to be received.

“Treasury Regulations” shall mean the final and temporary Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“U.S.” or “United States” shall mean the United States of America.

“Unitholder” shall mean a holder of Units.

“Units” represent the basis on which Interests are denominated and the basis on which the Members’ relative rights, privileges, preferences and obligations are determined under this Agreement and the Act. The total number and class of Units attributed to each Member shall be the number recorded on the Information Exhibit as of the relevant time.

Exhibit B-7

Other Definitions. For purposes of this Agreement, the following terms have the meanings set forth in the Sections of this Agreement indicated:

Adjusted Capital Account	Exhibit D
Advancement of Expense	Exhibit E
Arbitration Notice	Exhibit F
Arbitrators	Exhibit F
Board	Section 5.1(a)
Business	Section 1.3
Companies	Recital B
Company	Recital B
Company Interests	Recital B
Competitor	Section 5.3(c)
Contributed Amount	Recital D
Conway	Recital B
Corporate Opportunity	Section 5.5(a)
Cozzone	Recital B
Drag-Along Transaction	Section 6.6
Effective Date	Section 1.1
Fox Austria	Recital B
Fox NC	Recital B
Fox NY	Recital B
Fox UK	Recital B
Fuchs	Recital B
Gold-Fuchs	Recital B
Imputed Underpayment Amount	Section 3.1(c)
Indemnitees	Exhibit E
Independent Counsel	Exhibit E
Initial LLC Agreement	Recital A
JAMS	Exhibit F
JAMS Rules	Exhibit F
LLC	Recital A
LLC Expenses	Section 10.14(a)
LLC Minimum Gain	Exhibit D
Manager	Section 5.1(a)
Member Nonrecourse Debt	Exhibit D
Member Nonrecourse Debt Minimum Gain	Exhibit D
Member Nonrecourse Deductions	Exhibit D
Metzler	Recital B
Nomadar	Recital A
Nomadar Indemnitors	Exhibit E
Nonrecourse Deductions	Exhibit D
Nonrecourse Liability	Exhibit D
OFAC	Section 10.16(f)(ii)
Partnership Representative	Section 10.12(a)
Petitioner	Exhibit F
Proceeding	Exhibit E
Purchase Agreement	Recital B
Ray	Recital B
Regulatory Allocations	Exhibit D
Representatives	Exhibit E
Respondent	Exhibit F
Restricted Period	Section 5.3(c)
Restricted Territory	Section 5.3(c)
Seller	Recital B
Seller Contribution	Recital D
Sellers	Recital B
Sellers’ Agent	Recital B
Sole Arbitrator	Exhibit F

Exhibit B-8

Exhibit C

CERTIFICATE OF FORMATION

(See Attached.)

Exhibit C-1

Exhibit D

REGULATORY ALLOCATIONS

This Exhibit contains special allocations intended to cause the allocations under the Agreement to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2. These provisions override Section 4.1 only to the extent necessary. Each provision in this Exhibit is intended to comply with, and shall be interpreted consistently with, the applicable Treasury Regulations, including, without limitation, the minimum gain chargeback and qualified income offset requirements. Capitalized words and phrases used in this Exhibit and not defined herein shall have the meanings set forth in Exhibit B.

(a) Definitions Applicable to Regulatory Allocations. For purposes of the Agreement, the following terms shall have the meanings indicated:

(i) “Adjusted Capital Account” means, with respect to any Member or assignee, such Person’s Capital Account as of the end of the relevant Fiscal Year increased by any amounts such Person is obligated, or deemed obligated, to restore under Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5). This definition is intended to comply with Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(ii) “LLC Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Section 1.704-2(d), applied to the LLC’s Nonrecourse Liabilities. Any Nonrecourse Liability not limited to particular LLC assets shall be allocated among the LLC’s assets on any reasonable basis selected by the Board.

(iii) “Member Nonrecourse Debt” means any LLC liability with respect to which one or more but not all of the Members or related Persons to one or more but not all of the Members bears the economic risk of loss within the meaning of Treasury Regulations Section 1.752-2 as a guarantor, lender or otherwise.

(iv) “Member Nonrecourse Debt Minimum Gain” means the minimum gain attributable to Member Nonrecourse Debt as determined under Treasury Regulations Section 1.704-2(i)(3). Any Member Nonrecourse Debt not limited to particular LLC assets shall be allocated among the LLC’s assets on any reasonable basis selected by the Board.

(v) “Member Nonrecourse Deductions” shall mean losses, deductions or Code Section 705(a)(2)(B) expenditures attributable to Member Nonrecourse Debt under the general principles applicable to “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).

(vi) “Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for each Fiscal Year shall be determined under Treasury Regulations Section 1.704-2(c).

(vii) “Nonrecourse Liability” means any LLC liability (or portion thereof) for which no Member bears the economic risk of loss under Treasury Regulations Section 1.752-2.

(viii) “Regulatory Allocations” means the allocations described in paragraphs (b) through (g) of this Exhibit.

Exhibit D-1

(b) Nonrecourse Deductions. All Nonrecourse Deductions for any Fiscal Year shall be allocated among the Members in a manner reasonably consistent with the Members’ interests in the LLC, as determined by the Partnership Representative.

(c) Member Nonrecourse Deductions. All Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss under Treasury Regulations Section 1.752-2 with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

(d) Minimum Gain Chargeback. If there is a net decrease in LLC Minimum Gain for a Fiscal Year, each Member shall be specially allocated items of LLC income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of such net decrease in LLC Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2).

(e) Member Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to Member Nonrecourse Debt for any Fiscal Year, each Member with a share of such minimum gain as of the beginning of such Fiscal Year shall be specially allocated items of LLC income and gain for such year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of such net decrease, determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and (5).

(f) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of LLC income and gain shall be allocated to such Member in an amount and manner sufficient to eliminate any resulting deficit in such Member’s Adjusted Capital Account as quickly as possible.

(g) Gross Income Allocation. In the event any Member has a deficit in its Adjusted Capital Account at the end of any Fiscal Year, each such Member shall be allocated items of LLC gross income and gain, in the amount of such Adjusted Capital Account deficit, as quickly as possible.

(h) Ordering. The allocations in this Exhibit (to the extent they apply) shall be made before the allocations of Profits and Losses under Section 4.1 of this Agreement and in the order in which they appear above.

(i) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any LLC asset under Code Section 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Treasury Regulations Section 1.704-1(b)(2)(iv)(m), such adjustment shall be treated as an item of gain or loss and specially allocated in the manner required by that Regulation.

(j) Curative Allocations. Subsequent allocations shall, to the extent possible, offset the Regulatory Allocations so each Member’s net allocations equal the allocations it would have received had the Regulatory Allocations not occurred.

Exhibit D-2

Exhibit E

INDEMNIFICATION EXHIBIT

Capitalized words and phrases used in this Exhibit and not defined herein shall have the meanings set forth in Exhibit B.

(a) Rights to Indemnification.

(i) To the fullest extent permitted by Law, the LLC shall indemnify and save harmless the Nomadar Investors, the Partnership Representative and each of their respective Affiliates, members, partners, shareholders, directors, officers, trustees, employees and agents, as applicable, in respect of services performed by the Partnership Representative under the Agreement (“Representatives”), the Managers and the LLC’s elected Officers (collectively, the “Indemnitees”) from and against any and all claims, liabilities, damages, losses, costs and expenses (including, without limitation, amounts paid in satisfaction of judgments, compromises and settlements, as fines and penalties and legal or other costs and expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by any Indemnitee and arise out of or in connection with the business of the LLC or the performance by such Indemnitee of any of his, her or its responsibilities under the Agreement other than with respect to any actions or claims (or part thereof) brought by or in the right of the LLC or any of its Subsidiaries. The rights created by this Exhibit (but only with respect to actions, events and circumstances occurring during an Indemnitee’s tenure as a Manager or a Nomadar Investor) shall continue as to an Indemnitee who has ceased to be a Manager or a Nomadar Investor and shall inure to the benefit of such Indemnitee’s heirs, executors, administrators, legal representatives, successors and assigns.

(ii) Without limiting any other provisions of the Agreement or this Exhibit, the LLC shall pay or reimburse, and indemnify and hold harmless each Indemnitee against, expenses reasonably incurred by such Person in connection with his appearances as a witness or other participation in a Proceeding involving or affecting the LLC at a time when the Indemnitee is not a named defendant or respondent in the Proceeding. For the purposes of this Exhibit, a “Proceeding” shall mean any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.

(iii) Notwithstanding any other provision of the Agreement or this Exhibit, any indemnification hereunder shall be provided out of and to the extent of LLC assets only, and no Member shall have personal liability on account thereof.

(iv) Notwithstanding any other provision of the Agreement or this Exhibit, no indemnification shall be provided hereunder with respect to any actions or omissions of any Indemnitee that constitute gross negligence, criminal activity, willful misconduct, fraud or a knowing violation or breach of the Agreement or this Exhibit.

(v) Notwithstanding any other provision of the Agreement or this Exhibit, no indemnification shall be provided hereunder with respect to any liabilities or obligations of any person under the Purchase Agreement (as defined in the Agreement), and nothing in the Agreement or this Exhibit is intended to limit, modify or otherwise amend any of the terms of the Purchase Agreement.

(vi) The indemnification provided in this Exhibit is solely for the benefit of Indemnitees and shall not give rise to any right to indemnification in favor of any other persons.

Exhibit E-1

(b) Advance Payment of Expenses. Expenses incurred by an Indemnitee in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the LLC from time to time upon request prior to the final disposition thereof (an “Advancement of Expense”) upon receipt of a written agreement by the Indemnitee to repay such amount to the extent that it shall be determined ultimately that such Indemnitee is not entitled to be indemnified hereunder and the receipt by the LLC of adequate security as determined by the Board.

(c) Procedure for Indemnification.

(i) Each Indemnitee shall give the Board notice in writing, as soon as practicable, of any matter or Proceeding for which such Indemnitee expects to or will seek indemnification under this Exhibit. Such notice shall include a written request for indemnification, and shall be accompanied by any documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. Indemnitee shall direct such notice, request and documentation to the Board at the address of the LLC’s principal executive offices. Notwithstanding the foregoing, any failure of Indemnitee to provide such notice to the Board shall not relieve the LLC of any liability that it may have to Indemnitee unless and to the extent such failure materially prejudices the interests of the LLC.

(ii) With respect to any matter or Proceeding of which the Board is notified under the preceding paragraph, the LLC shall be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel approved by Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to Indemnitee of written notice of its election to do so, in which case Indemnitee shall provide the LLC such information and cooperation as the LLC may reasonably require in connection with such defense and as shall be within Indemnitee’s power to so provide. After delivery of such notice from the LLC to the Indemnitee of its intention to assume the defense of such matter or Proceeding, Indemnitee’s approval of LLC’s counsel, and the retention of such counsel, the LLC will not be liable to Indemnitee under this Exhibit for any fees and expenses of counsel subsequently incurred by Indemnitee with respect to such matter or Proceeding, other than as provided below. The Indemnitee shall have the right to employ his own counsel in connection with such matter or Proceeding, but the fees and expenses of such counsel incurred after such notice, approval and retention shall be at the expense of the Indemnitee, unless (A) the employment of counsel by the Indemnitee has been authorized by the Board, (B) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the LLC and the Indemnitee in the conduct of the defense of such action, or (C) the LLC shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the LLC, except as otherwise expressly provided by this Exhibit. The LLC shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the LLC or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (B) above. Notwithstanding the foregoing, the LLC shall not be permitted to settle any matter or Proceeding, or any claim, issue or matter therein, on behalf of the Indemnitee, without the prior written consent of Indemnitee, unless the LLC assumes full and sole responsibility for such settlement and such settlement grants the Indemnitee a complete and unqualified release in respect of any potential or resulting liability or the Indemnitee is otherwise fully indemnified against all such liability and the LLC shall not be liable for any amount paid by the Indemnitee in settlement of any Proceeding that is not defended by the LLC, unless the LLC has consented to such settlement, which consent shall not be unreasonably withheld.

Exhibit E-2

(d) Right of Indemnitee to Commence Proceeding.

(i) If, following its receipt of the written notice described in paragraph (c)(i) above, a majority of the Managers on the Board who are not at the time parties to, and who do not have any direct or indirect interest in, the relevant matter or Proceeding determine that the Indemnitee has not met the applicable standard of conduct for which indemnification may be made as set forth in this Exhibit or if a claim under subsection (a) or (b) of this Exhibit is not otherwise paid in full by the LLC within 30 days after such written claim has been received by the LLC, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 days, an Indemnitee may at any time thereafter commence a Proceeding against the LLC to recover the unpaid amount of the claim. If successful in whole or in part in any such Proceeding, or in a Proceeding brought by the LLC to recover any Advancement of Expenses, the Indemnitee shall also be entitled to be paid the expenses of prosecuting or defending such Proceeding. For purposes of this Exhibit, “Independent Counsel” shall mean a law firm, or a partner or member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent (A) the LLC, any member of the Nomadar Group or any Affiliate thereof or the Indemnitee in any matter material to any such party (other than as Independent Counsel with respect to matters concerning the Indemnitee under this Exhibit, or other indemnitees under similar indemnification agreements), or (B) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing any of the LLC, any member of the Nomadar Group or any Affiliate thereof or the Indemnitee in an action to determine the Indemnitee’s rights under the Agreement or this Exhibit. Independent Counsel shall be selected by the Indemnitee and approved by the LLC, which such approval shall not be unreasonably withheld. The LLC agrees to pay the reasonable fees and expenses of any Independent Counsel and to fully indemnify such counsel against any and all claims, liabilities and damages arising out of such Independent Counsel’s engagement pursuant to this Exhibit, except in the case of such Independent Counsel’s fraud, willful misconduct or gross negligence.

(ii) In any Proceeding brought by an Indemnitee to enforce a right to Indemnification hereunder (but not in a Proceeding brought by Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that (and in any Proceeding by the LLC to recover an Advancement of Expenses, the LLC shall be entitled to recover such expenses upon a final adjudication that) the Indemnitee has not met the requirements for indemnification hereunder; provided, however, that in any such Proceeding, neither (A) the failure of the Board or Independent Counsel, as applicable, to have made the determination prior to the commencement of such Proceeding that indemnification of Indemnitee is proper in the circumstances, (B) an actual determination by the Board or Independent Counsel, as applicable, that Indemnitee has not met such applicable requirements, nor (C) termination of any Proceeding by any judgment, order, settlement, or plea therein shall, of itself, create a presumption that Indemnitee has not met such applicable legal requirements or, in the case of such a Proceeding brought by Indemnitee, be a defense to such a Proceeding.

(iii) In any Proceeding brought by Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or by the LLC to recover an Advancement of Expenses, the burden of proving that Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Exhibit or otherwise shall be on the LLC.

(iv) Without limiting the foregoing, any action commenced pursuant to this subsection (d) shall be conducted in all respects as a de novo adjudication on the merits; provided, however, if a final unappealable determination shall have been made pursuant to the foregoing subsections (i)-(iii), that an Indemnitee is entitled to indemnification, the LLC shall be bound thereby. The LLC and all Indemnitees shall be precluded from asserting in any action pursuant to this subsection (d) that the procedures and presumptions of this Exhibit are not valid, binding and enforceable.

Exhibit E-3

(e) Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Exhibit shall not be exclusive of any other right which any Person may have or hereafter acquire under applicable law, under any other agreement, pursuant to any vote of the Board or otherwise, provided that the Indemnitee shall not be entitled to recover more than once for the same damage. By this Exhibit, the LLC intends to indemnify the Indemnitees to the fullest extent permitted by Law, notwithstanding that such indemnification is not specifically authorized by the other provisions of this Exhibit, the Agreement or by statute. In the event of any change, after the date of the Agreement, in any applicable law, statute, or rule which expands the right of the LLC to indemnify the Indemnitees, such changes shall be, ipso facto, within the purview of the Indemnitees’ rights and the LLC’s obligations under this Exhibit. In the event of any change in any applicable law, statute or rule which narrows the right of the LLC to indemnify the Indemnitees, such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Exhibit shall have no effect on this Exhibit or the Agreement or the parties’ rights and obligations hereunder.

(f) Primacy of Indemnification; Subrogation. The LLC hereby acknowledges that certain Indemnitees have certain rights to indemnification, advancement of expenses and/or insurance provided by Nomadar or its Affiliates (collectively, the “Nomadar Indemnitors”). The LLC hereby agrees (i) that it is the indemnitor of first resort with respect to matters involving the LLC (i.e., its obligations to Indemnitee are primary and any obligation of the Nomadar Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee are secondary), (ii) that, with respect to matters involving the LLC, it shall be required to advance the full amount of expenses incurred by Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of the LLC Agreement (or any other agreement between the LLC and Indemnitee), without regard to any rights Indemnitee may have against the Nomadar Indemnitors, and, (iii) that, with respect to matters involving the LLC, it irrevocably waives, relinquishes and releases the Nomadar Indemnitors from any and all claims against the Nomadar Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The LLC further agrees that no advancement or payment by the Nomadar Indemnitors on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the LLC shall affect the foregoing and the Nomadar Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the LLC. The LLC and Indemnitee agree that the Nomadar Indemnitors are express third party beneficiaries of the terms of this subprovision (f). Notwithstanding the foregoing, the LLC’s obligations to Indemnitee shall be secondary to any rights to indemnification, advancement of expenses and/or insurance provided to Indemnitee by the LLC.

(g) Insurance. The LLC shall, at the LLC’s expense, be authorized to maintain such insurance as the Board may determine necessary or appropriate to insure any amounts indemnifiable hereunder as well as to protect the Indemnitees or any employee or agent of the LLC or another enterprise against any expense, liability or loss of the kind referred to in this Exhibit, whether or not the LLC would have the power to indemnify such Indemnitees against such expense, liability or loss under the applicable law. If, at the time of the receipt by the Board of a notice of a matter or Proceeding for which indemnification is sought pursuant to paragraph (c) above, the LLC has director and officer liability insurance in effect, the LLC shall give prompt notice of the commencement, or the threat of the commencement, of such matter or Proceeding to the insurers in accordance with the procedures set forth in the respective applicable insurance policies. The LLC shall thereafter take all necessary action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such matter or Proceeding in accordance with the terms of such policies; provided that no such payments by such insurers shall relieve the LLC of any liability or obligation which it may have to the Indemnitee except as and to the extent expressly provided under this Exhibit.

(h) Contribution by LLC. The LLC hereby agrees that, in the event that the indemnification provided for in this Exhibit is for any reason finally judicially determined to be unavailable (other than any determination that the Indemnitee is not entitled to indemnification pursuant to subprovisions (a)(iv) and (v) hereof), the LLC shall contribute to the payment of any and all expenses, liability and loss (including, without limitation, reasonable attorneys’ fees, judgments, fines, ERISA or other excise taxes or penalties, and amounts paid in settlement) in such proportion as is appropriate to reflect the relative fault of the LLC and the Indemnitee with respect to such expenses, liability and loss.

(i) Survival. To the fullest extent permitted by Law, the provisions of this Exhibit shall survive any termination or dissolution of the LLC.

Exhibit E-4

Exhibit F

DISPUTE RESOLUTION EXHIBIT

Capitalized words and phrases used in this Exhibit and not defined herein shall have the meanings set forth in Exhibit B.

(a) Mandatory Arbitration. All disputes between or among any Members, the Managers or the LLC, including, without limitation, any disputes for which a derivative suit could otherwise be brought pursuant to the Act, arising out of or in any way connected with the business or internal affairs of the LLC or the execution, interpretation and performance of this Agreement (including, without limitation, the validity, scope and enforceability of this arbitration provision) shall be solely and finally settled by a board of arbitrators consisting of either one arbitrator or three arbitrators, as set forth below (the term “Arbitrators” shall refer to the board of arbitrators, whether it consists of one or three members). The arbitration proceedings shall be held in Miami, Florida under the auspices of JAMS, Inc. (the “JAMS”) and except as otherwise may be provided in this Exhibit, the arbitration proceedings shall be conducted in accordance with the Judicial Arbitration and Mediation Services Arbitration Rules & Procedures (the “JAMS Rules”).

(b) Arbitration Notice. If any Person determines to submit a dispute for arbitration pursuant to this Exhibit, such Person shall furnish the other parties to the dispute with a dated, written statement (the “Arbitration Notice”) indicating (i) such Person’s intent to commence arbitration proceedings, (ii) the nature, with reasonable detail, of the dispute, and (iii) the remedy or remedies such Person will seek.

(c) Selection of Sole Arbitrator. Within 20 days of the date of the Arbitration Notice, the Person commencing the arbitration (collectively, the “Petitioner”) and the party with whom the Petitioner has its dispute (collectively, the “Respondent”) shall cooperate with JAMS in promptly selecting from a list of arbitrators who are lawyers familiar with Delaware contract law one arbitrator (the “Sole Arbitrator”); provided, that (i) any such arbitrator cannot work for a firm then performing services for either Petitioner or Respondent, and (ii) each of Petitioner and Respondent will have the opportunity to make such reasonable objection to any of the arbitrators listed as such Person may wish.

(d) Arbitration Panel. In the event that Petitioner and Respondent cannot agree on an arbitrator within five Business Days after the date of the Arbitration Notice, the Dispute shall be submitted to three arbitrators, chosen as follows. In the case of a panel of three arbitrators, Petitioner and Respondent will cooperate with JAMS in selecting the panel. Petitioner and Respondent shall each promptly select one arbitrator from a list of arbitrators who are lawyers familiar with Delaware contract law; provided, however, that any such arbitrator cannot work for a firm then performing services for either Petitioner or Respondent. The two arbitrators so chosen shall select a third arbitrator within 10 calendar days after both are appointed. In the event the two arbitrators so chosen shall be unable to agree upon a third arbitrator within such 10-day period, the third arbitrator shall be chosen in accordance with the JAMS Rules.

(e) Format of Hearings. Each of the Petitioner and the Respondent shall submit a brief, outlining such party’s claim for relief or defense to any claim, to the other and to the Arbitrators on or before the 10th day following the date of the last hearing. Reply briefs must be exchanged and submitted to the Arbitrators on or before the 20th day following the date of the last hearing. The final decision of the Arbitrators is due on or before the 30th day following the date of the last hearing. The Arbitrators shall choose the form of final decision that, in their judgment, is most consistent with the terms of this Agreement and the intent of the Members, as supported by evidence presented by the Petitioner and Respondent in the arbitration proceeding or, if the subject matter of the dispute is not clearly addressed in or determinable under this Agreement, that, in their opinion, would be most fair to the Petitioner and Respondent under the arbitration. The Arbitrators shall be required to provide reasons for their decision.

Exhibit F-1

(f) Fees and Expenses. Each of the Petitioner and Respondent will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either Petitioner or Respondent may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator will allocate in the final award all costs, fees and expenses among Petitioner or Respondent in accordance with what the arbitrator deems just and equitable under the circumstances. If the Dispute is heard by three arbitrators, Petitioner or Respondent shall pay the costs, fees and expenses of the arbitrator appointed on behalf of Petitioner or Respondent, as the case may be, and the costs, fees and expenses of the additional arbitrator shall be paid in equal shares by Petitioner or Respondent. Each of Petitioner and Respondent shall bear the costs, fees and expenses of its own counsel, witnesses and exhibits and, except as expressly contemplated herein, any other costs associated with any such arbitration. The administrative fee of JAMS will be paid in equal shares by Petitioner or Respondent.

(g) Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator or arbitrators, as applicable, will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to Petitioner and Respondent, along with a signed copy of the award.

(h) Arbitrators’ Discretion. The foregoing time periods and procedural steps may be modified or extended by the Arbitrators in their discretion to the extent they deem necessary to prevent fundamental unfairness; provided, however, that at all times the Arbitrators shall be mindful of the Members’ desire for the most expeditious possible resolution of disputes.

(i) Enforceability. To the extent permissible under applicable law, the Members agree that the award of the Arbitrators shall be final and shall not be subject to judicial review. Judgment on the arbitration award may be entered and enforced in any court having jurisdiction over the parties or their assets. It is the intent of the parties that the arbitration provisions hereof be enforced to the fullest extent permitted by applicable law, including, without limitation, the Federal Arbitration Act, 9 U.S.C. § 2.

(j) Confidentiality. At the request of either Petitioner or Respondent, the mediators, arbitrators, attorneys, parties to the mediation or arbitration, witnesses, experts, court reporters or other persons present at a mediation or arbitration shall agree in writing to maintain the strict confidentiality of the proceedings.

(k) Injunctive Relief. Nothing contained in this Exhibit shall prevent a Member from seeking preliminary injunctive relief in a court of competent jurisdiction.

(l) Members to Include Managers. For purposes of this Exhibit only, any reference to a Member or Members shall also be defined to include the Managers.

Exhibit F-2